Exhibit 10.21

EXECUTION DRAFT

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

DEVELOPMENT, LICENSE AND OPTION AGREEMENT

BY AND AMONG

MOMENTA PHARMACEUTICALS, INC.,

BAXTER INTERNATIONAL INC.,

BAXTER HEALTHCARE CORPORATION, AND

BAXTER HEALTHCARE SA

DATED AS OF DECEMBER 22, 2011

DEVELOPMENT, LICENSE AND OPTION AGREEMENT

This Development, License and Option Agreement (the “Agreement”), executed the 22nd day of December, 2011 (the “Execution Date”), is made by and among Momenta Pharmaceuticals, Inc., a Delaware corporation (“Momenta”), with a principal place of business at 675 West Kendall Street, Cambridge MA 02142, Baxter International Inc., a Delaware corporation, with a principal place of business at One Baxter Parkway, Deerfield IL 60015-4625 (“BII”), Baxter Healthcare Corporation, a Delaware corporation, with a principal place of business at One Baxter Parkway, Deerfield IL 60015-4633 (“BHC”) and Baxter Healthcare SA, a Swiss corporation with a principal place of business at Thurgauerstrasse 130 Glattpark (Opfikon) 8152 Switzerland (“BHSA” and, together with BII and BHC, “Baxter”). Momenta and Baxter may each be referred to individually as a “Party” or, collectively, the “Parties”.

INTRODUCTION

The Parties desire to collaborate with respect to the development and commercialization of a set number of follow-on versions of reference brand biologic products (a “Follow-On Biologic”, as further defined below) (the “Collaboration”, as further defined below). The Parties, as herein outlined, agree to collaborate, initially, with respect to two (2) Follow-On Biologics, referred to herein as the “Initial Products”.  Additional Products (defined below), may be subsequently added to the Collaboration pursuant to the Product Option (defined below).

In consideration of the premises set forth above and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Momenta and Baxter agree as follows:

ARTICLE 1.
DEFINITIONS

Captions; Certain Conventions; Construction.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, and (e) references to “Article,” “Section,” “subsection”, “clause”, or other subdivision, or Exhibit, without reference to a document are to the specified provision or Exhibit of this Agreement.  In the event of any conflict between the operative terms of this Agreement and any Exhibit, the operative terms of this Agreement shall prevail.  This Agreement shall be construed as if the Parties drafted it jointly.

1.1          “Accounting Standards” shall mean GAAP or IFRS, as applicable, consistently applied.

1.2          “Additional Product(s)” shall have the meaning set forth at Section 2.2.

1.3          “Additional Product Notice” shall have the meaning set forth at Section 2.2(d).

1.4          “Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party.  For purposes of the foregoing sentence, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.5          “Allocable Legal Expense Share” shall mean with respect to each Product:

(a)           in the event Momenta has not elected to receive a Cost/Profit Share under Section 4.7: (i) Momenta [**] percent ([**]%) and (ii) Baxter [**] percent ([**]%), and

(b)           in the event Momenta has elected to receive a Cost/Profit Share under Section 4.7: the Party’s respective Profit Share Percentages with Momenta’s Profit Share Percentage being as set forth in Section 4.7(b) and Baxter’s being [**].

1.6          “Baxter Improvement(s)” shall mean (a) any new Patent Rights or Know-How discovered, derived, acquired or developed in the course of the Collaboration dominated by a pre-existing Patent Right of Baxter, whether or not patentable, and whether discovered, derived, acquired or developed solely by Baxter, jointly by the Parties or solely by Momenta and (b) and any Patent Rights or Know-How discovered, derived, acquired or developed in the course of the Collaboration solely by Baxter and/or its Affiliates and/or their respective employees, contractors and/or consultants not dominated by Momenta Patent Rights.

1.7          “Baxter Intellectual Property” shall mean all Baxter Know-How, Baxter Patent Rights, and Baxter Improvements.

1.8          “Baxter Know-How” shall mean all Know-How that is within the Control of Baxter other than that licensed to Baxter by Momenta pursuant to Article 6 of this Agreement.

1.9          “Baxter Patent Rights” shall mean all Patent Rights that are within the Control of Baxter other than Patent Rights licensed to Baxter by Momenta pursuant to Article 6 of this Agreement.

1.10        “BPCI Act” shall mean the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act (the “PPAC Act”), signed into law in March 2010 as may be subsequently amended after the Execution Date.  The PPAC Act amended the Public Health Service Act.

1.11        “Characterization” or “Characterization Activities” shall mean any non-clinical chemical, physical and biological characterization of a product and the applicable reference product performed for the purpose of determining similarity and/or interchangeability. Characterization may include assessing a product’s chemical composition, physicochemical properties, sequence, subcomposition (e.g., subunit composition, topology, and covalent modifications), stability, integrity and biological activity.  Characterization may also include measuring specific attributes or properties (e.g., specific structures, chemical modifications, chemical connectivities, etc.), aggregate properties, or specific properties, distribution and relative abundance of variants (i.e., mixtures, “glycoforms”, or other variants related to a subset of properties or a description of a product in more comprehensive terms).  Characterization may include analysis of components other than the active pharmaceutical ingredient/product (e.g. impurities, host cell proteins, etc.). Characterization can be qualitative and/or quantitative.  With regard to describing properties and parameters related to the process of making a product, Characterization may include a description of cellular, genetic, metabolic and molecular properties related to a cell line or derivative clones, as well as measurements related to cell growth, transcriptional profile, post-translational modifications, viability, product titer, cellular productivity, media composition, physical parameters (e.g. agitation, gas, pH) and metabolic products.  The Characterization Activities to be performed as part of the Collaboration shall be as described in the applicable Product Work Plan.

1.12        “Clinical Development” shall mean all clinical Development activities necessary to bring a Product to market.  The Clinical Development activities to be performed as part of the Collaboration shall be as described in the applicable Product Work Plan.

1.13        “CMC” shall mean chemistry, manufacturing and control.

1.14        “CMC Activities” shall mean the development activities required to establish the physicochemical properties of the drug substance and the drug product (the “Product” as further defined below) including (a) determining its chemical composition (makeup), stability, solubility; (b) development and qualification/validation of analytical procedures used to characterize the final product as well as intermediates (based on specifications); (c) clinical manufacturing and development of control program; (d)  manufacturing, optimization such that the Product can be made at large scale; (e) process validation; and (f) the formulation analysis. The CMC Activities to be performed as part of the Collaboration shall be as described in the applicable Product Work Plan.

1.15        “Collaboration” shall mean the Development and Commercialization of, and the conduct of the relevant Legal Activities with respect to, the Products in the relevant countries in the Territory, under this Agreement as described herein and the applicable Product Work Plans.

1.16        “Collaboration Intellectual Property” shall mean all Collaboration Know-How and Collaboration Patent Rights. Collaboration Intellectual Property shall exclude Momenta Intellectual Property and Baxter Intellectual Property.

1.17        “Collaboration Know-How” shall mean Know-How first discovered, derived or developed in the course of the Collaboration jointly by the Parties and/or their Affiliates and/or their respective employees, contractors or consultants.  Collaboration Know-How shall exclude Momenta Know-How and Baxter Know-How.

1.18        “Collaboration Patent Rights” shall mean Patent Rights first discovered, derived, or developed in the course of the Collaboration jointly by the Parties and/or their Affiliates and/or their respective employees, contractors or consultants.  Collaboration Patent Rights shall exclude Momenta Patent Rights and Baxter Patent Rights.

1.19        “Commercialize” “Commercialization” and “Commercialization Activities” shall mean all activities related to the launch and commercialization of a Product in the respective countries of the Territory. Such Commercialization Activities may include the development and implementation of: (a) a compliant Product publication strategy; (b) a Product education development strategy; (c) a Product registration strategy, including selection, sequencing and filing of individual country or regional Product license applications; (d) commercial manufacture of a Product, including: (i) the development of a commercial inventory and Product supply chain distribution strategy, (ii) the manufacture of commercial inventory, (iii) the manufacture of a delivery device for the Product and (iv) the manufacture of the packaging for the Product; (e) a market access strategy including Product pricing; (f) a Product branding strategy; (g) a Product sales and marketing strategy; (h) a Product safety monitoring program (including all safety reporting and pharmacovigilance activities associated with the Products); (i) a Product post-marketing clinical and label extension strategy; (j) a Product lifecycle management strategy; (k) design, development and implementation of patient support programs and mechanisms; and (l) selling.  For avoidance of doubt, (a) through (l) above sets forth examples of activities that may constitute “Commercialization Activities” rather than a list of activities required to be performed by a Party.  The Commercialization Activities to be performed as part of the Collaboration for any specific Product shall be as described in the applicable Product Work Plan.

1.20        “Commercialization Costs” shall mean, with respect to a Product, the out-of-pocket costs paid by a Party to a Third Party related to Commercialization and FTE Costs actually incurred, after the Effective Date, in connection with Commercialization of such Product by or on behalf of a Party, in accordance with the applicable Product Work Plan as determined from the books and records of the applicable Party and/or its Affiliates maintained in accordance with the Accounting Standards.

1.21        “Commercialization Plan” shall be a section of the Work Plan and shall be as further described at Section 2.4(b)(iii) herein.

1.22        “Commercial Scale” shall mean the scale of a chemical or biological process for the manufacture of a Product in sufficient quantities to support the projected supply requirements for the marketed Product as of the First Commercial Sale of such Product.  Commercial Scale, as it relates to a Product, shall, as appropriate, be further defined in the applicable Product Work Plan.

1.23        “Commercially Reasonable Efforts” shall mean the efforts and resources customarily used by the relevant party to Develop and/or Commercialize a product (as applicable), carrying out such activities in a sustained manner consistent with the efforts that company would use for products with similar market and profit potential and similar scientific, technical, developmental and regulatory risks based on conditions then prevailing. It is anticipated that the level of effort may change over time, reflecting changes in the status of the product and the relevant marketplace.

1.24        “Competing Product” shall mean [**] the relevant country in the Territory using, with respect to the United States of America (“U.S.”), the [**] and with respect to countries in the Territory outside of the U.S., [**].  For purposes of Section 2.3 (Baxter Right of First

Negotiation) only, “Competing Product” shall mean [**].  For purposes of Section 6.6 (Exclusive Collaboration), Competing Product shall also include the [**].

1.25        “Competing Product Notice” shall have the meaning set forth at Section 2.3(b).

1.26        “Confidential Information” shall mean (a) all proprietary information and materials, patentable or otherwise, of a Party which is disclosed by or on behalf of such Party to the other Party pursuant to and in contemplation of this Agreement, including, without limitation, biological or chemical substances, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning and business plans, including any negative developments, and (b) any other information designated by the disclosing Party to the other Party in writing as confidential or proprietary, whether or not related to making, using or selling a Product.  Notwithstanding the foregoing, the term ‘Confidential Information’ shall not include information:  (w) which is or becomes generally available to the public other than as a result of disclosure thereof by the receiving Party; (x) which is lawfully received by the receiving Party on a non-confidential basis from a Third Party that is not, to the receiving Party’s knowledge, itself under any obligation of confidentiality or nondisclosure to the disclosing Party or any other Person with respect to such information; (y) which is already known to the receiving Party at the time of disclosure by the disclosing Party; or (z) which can be shown by the receiving Party to have been independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information.

1.27        “Control” shall mean, with respect to any Patent Rights or any item of Know-How, the possession, whether by ownership or license (other than pursuant to this Agreement), by a Party and any of its Affiliates of the ability to grant access and/or a license as provided herein under such item or right without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

1.28        “Cost of Goods Sold” shall mean, with respect to a Product, the aggregate of each Party’s cost to commercially manufacture, perform quality activities, test, package and label such Product (including the buildup of commercial inventory), calculated as follows:

(a)           For such Product, the cost for manufacturing, performance of quality activities, testing, releasing, packaging, and labeling performed by a Third Party shall equal the costs as invoiced by such Third Party for the manufacture, performance of quality activities, testing, releasing, packaging and labeling of the specified quantity of such Product; and

(b)           For such Product, the cost for manufacturing, performance of quality activities, testing, releasing, packaging, and labeling performed by Baxter or its Affiliates shall equal the costs that are incurred by Baxter or its Affiliates in connection with the manufacture, performance of quality activities, testing, releasing, packaging, labeling and delivery to a warehouse(s) designated by Baxter of the specified quantity of such Product, and determined from the books and records of Baxter or its Affiliates maintained in accordance with Baxter’s policies, practices and Accounting Standards.  For the avoidance of doubt, Cost of Goods Sold shall include the amount of any royalty payments made to Momenta.  Baxter retains the right to modify its policies and practices to comply with specific changes in the Accounting Standards and as otherwise deemed necessary or appropriate by Baxter.  In the event any such modification [**] of Cost of Goods Sold [**], then the Parties [**].

(c)           For such Product, the cost for the manufacturing, performance of quality activities, testing, releasing, packaging and labeling performed by Momenta or its Affiliates pursuant to this Agreement shall equal the costs that are incurred by Momenta or its Affiliates in connection with the manufacture, performance of quality activities testing, releasing, packaging, labeling and delivery to a warehouse(s) designated by Momenta of the specified quantity of such Product, and determined from the books and records of Momenta or its Affiliates maintained in accordance with the Accounting Standards and applicable policies and practices as such may be modified from time to time.  In the event any such modification [**] of Cost of Goods Sold [**].

(d)           General Guidelines.

(i) Cost of Goods Sold must be calculated with reasonable approximation to actual costs (use of standard cost plus variances (purchase price, production, etc.) to achieve actual costs), including provisions for and subsequent charges to obsolescence.  Cost of Goods Sold shall include, but not be limited to labor, overhead, materials, discards, plant depreciation, plant utilization, quality-related testing, releasing, stability samples, packaging & labeling and other cost of goods (e.g. discard provisions for expired material write-offs).

(ii) The expected costs to manufacture, perform quality activities, test, release, package, label and deliver to a warehouse(s) shall include the manufacturing plant labor, an allocation of plant overhead expenses (examples may include insurance, facility, support staff personnel, etc.), materials and supplies, maintenance, discards, depreciation and amortization, royalties, quality, and other costs attributable to a Product as applicable.

(iii) If Third Party Payments for licensed Third Party Patent Rights or Know-How related to the commercial manufacture, performance of quality activities, testing, releasing, packaging and/or labeling are payable with respect to a Product after First Commercial Sale of such Product in the relevant country in the Territory, such amounts, to the extent such Third Party Payments are not otherwise expressly allocated among the Parties for payment under Section 4.4, below, [**] such Third Party Payments [**]. With respect to Products which are subject to a Cost/Profit Share under Section 4.7, reimbursement of such Third Party Payments [**] in accordance with the Profit Share Percentage.

(iv) The Parties shall discuss in good faith at the JSC [**] with respect to any [**] or other [**], whether such facility is owned by [**] or a Third Party, that will be utilized in the manufacture of a Product.  If [**] it will [**] or [**] a facility with [**] relative to the good faith projected [**], any decision [**] for such facility [**] in the computation of Cost of Goods Sold [**].

1.29        “Cost Share” shall mean the sum of (a) the Commercialization Costs and (b) the Development Expenses to the extent that such Commercialization Costs and the Development Expenses are incurred following Momenta’s Cost/Profit Share Election, all multiplied by the Profit Share Percentage elected by Momenta.

1.30        “Develop”, “Development” and “Development Activities” shall mean with respect to a product, all activities related to or in furtherance of the creation or scientific improvement of such product, or are related to or in furtherance of the Regulatory Approval of such product, whether such activities are conducted prior to the filing of a regulatory application for such product in any country in the Territory or thereafter. Development Activities may include: (a) Characterization of such product; (b) creation and selection of a cell line; (c) preclinical and, if applicable, clinical (in human) studies, bioequivalence studies, development of analytical assays, stability studies and quality analysis/quality control development, data management, review and engagement of CROs, document preparation, and other administrative activities associated with a clinical testing program; (d) development and implementation of a regulatory and legal strategy to address whether to file a biologics application under Section 351(a) or an abbreviated application under Section 351 (k) of the BPCI Act, and depending on the pathway selected, whether and how the Parties plan to utilize the patent resolution process under the 351(k) pathway; (e) development and implementation of the Product manufacturing process and strategy, including selection of manufacturing facilities at each scale (including Commercial Scale); (f) development and implementation of a process validation strategy; (g) formulation (for drug substance and drug product, as well as associated stability studies); (h) development and design of a delivery device for the Product; (i) development and design of the Product packaging; (j) statistical analysis; (k) pre-launch regulatory affairs; and (l) research and development expenses associated with Product development after Regulatory Approval (such as post-marketing studies).  For the avoidance of doubt, the terms ‘Develop’, ‘Development’ and ‘Development Activities’ shall not include Commercialization Activities.  For avoidance of doubt, (a) through (l) above sets forth examples of activities that would constitute “Development Activities” rather than a list of activities required to be performed by a Party.  The Development Activities to be performed as part of the Collaboration for any specific Product shall be as described in the applicable Product Work Plan.

1.31        “Development Expenses” shall mean, with respect to a Product, the costs actually incurred by or on behalf of a Party, including all FTE Costs and out-of-pocket costs paid by a Party to Third Parties (collectively) after the Effective Date in connection with the Development of such Product, in accordance with the relevant Product Work Plan as determined from the books and records of the applicable Party and/or its Affiliates maintained in accordance with the Accounting Standards and each Party’s policies and practices as such may be modified from time to time.

1.32        “Effective Date” shall mean the HSR Clearance Date, as defined in Section 12.12.

1.33        “Election Notice” shall have the meaning set forth at Section 2.2(a).

1.34        “Enforcement Litigation” shall have the meaning set forth at Section 5.4(c).

1.35        “Exercise Notice” shall have the meaning set forth at Section 2.2(d).

1.36        “FDA” or “Food and Drug Administration” shall mean the U.S.  Food and Drug Administration or any successor entity thereto.

1.37        “Field” shall mean human use for all therapeutic indications.

1.38        “First Commercial Sale” shall mean, with respect to a Product, the first sale by Baxter, its sublicensee or any of their respective Affiliates to a Third Party following receipt of Regulatory Approval in the country of sale.

1.39        “Follow-On Biologic” or “FOB” shall mean a biologic product that is developed by the Parties, with the amino acid sequence identical to the reference brand biologic, that through Characterization and Development is (a) intended to have highly similar or indistinguishable physical, chemical, biological and clinical attributes relative to the reference brand biologic and (b) is eligible for review and approval by the FDA under Section 351(k) of the BPCI Act or equivalent EU guidelines, regardless of whether approval is sought under Section 351(k) or 351(a) or the equivalent EU guidelines for commercial purposes.

1.40        “FTE” shall mean a full time equivalent person year (consisting of a total of one thousand eight hundred (1,800) hours per year) of work on or directly related to the Collaboration.

1.41        “FTE Costs” shall be as determined by the JSC at the initial JSC meeting, as such is contemplated in Section 3.3, such FTE Costs to be derived in accordance with the Accounting Standards. Beginning [**] and each January 1 thereafter during the Term, the FTE Costs as initially determined by the JSC shall be increased by the lesser of: (a) [**] percent ([**]%) and (b) the percentage change in the [**] over the prior year.

1.42        “GAAP” shall mean U.S.  Generally Accepted Accounting Principles.

1.43        “General & Administrative Costs” or “G & A Costs” shall mean non-sales personnel costs (excluding manufacturing personnel costs) and other overhead costs that are proportionally allocated to the Product. G &A Costs shall be a rate, calculated as a percentage of Net Sales, as determined by the JSC on a product-by-product basis based upon the projected Product budget.  Such rate shall be determined no later than [**] months following [**] of such Product if Momenta has exercised its option for a Cost/Profit Share.  The JSC shall, on an annual basis, adjust the rate to reflect actual budgets for the following year.  G & A Costs shall be included in Marketing and Selling Costs.

1.44        “GMP” or “Good Manufacturing Practice” shall mean the current good manufacturing practice regulations of the FDA as described in the U.S.  Code of Federal Regulations or any applicable corresponding foreign regulations or their respective successor regulations.

1.45        “IFRS” shall mean International Financial Reporting Standards.

1.46        “IND Acceptance” shall mean, with respect to a Product, the earlier to occur of the date that (a) the Investigational New Drug (“IND”) exemption or its equivalent becomes effective in the U.S. or the EU; (b) written notice of a waiver of the need to file an IND, or waiver of its equivalent in the U.S. or the EU becomes effective;  or (c) authorization is obtained from the applicable Regulatory Authority in the U.S. or the EU to initiate dosing in humans, based on such Regulatory Authority’s review of analytical data comparing such Product to the reference brand product.  For avoidance of doubt, the written notice referred to in subsection (b) above may be in the form of a letter from the relevant Regulatory Authority approving the development plan of the Parties that does not require human clinical trials or an actual written waiver of an IND.

1.47        “Initial Press Release” shall have the meaning set forth at Section 7.2 herein.

1.48        “Initial Products” shall have the meaning set forth in the Introduction section above, as such are more fully described at Section 2.1.

1.49        “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.1.

1.50        “Know-How” shall mean information and materials, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, expertise, trade secrets, designs, devices, equipment, process conditions, production processes and designs, specifications, computer programs, formulas, techniques, methods, procedures, assay systems and applications, experimental results, data (including, without limitation, analytical, toxicological, pharmacological, clinical, bioequivalence, and stability data), documentation, and reports, whether patentable or otherwise.

1.51        “Launch” shall mean, with respect to any Competing Product, the first commercial sale of such Competing Product unless, within sixty (60) days of such first commercial sale, the product is no longer being offered for sale (whether as a result of legal action or otherwise).

1.52        “Laws” shall mean all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Regulatory Authority or other governmental authority, and any rules of any national securities exchanges or securities listing organizations, in the applicable country in the Territory.

1.53        “Legal Activities” shall mean legal work and advice relating to the Collaboration including, but not limited to: (a) Patent Activities; (b) regulatory filings and regulatory strategy; (c) citizen’s petitions proceedings (including filings, appeals and related litigation); (d) patent exchange and litigation under the BPCI Act (or other similar laws, rules or regulations, as applicable to one or more Products); (e) litigation strategy; and (f) governmental inquiries and investigations.

1.54        “Legal Expenses” shall mean out-of-pocket expenses associated with Legal Activities. For the avoidance of doubt, the term ‘Legal Expenses’ shall not include [**] or [**] costs or expenses with respect to Legal Activities conducted in support of the Collaboration, and each Party shall be solely responsible for and pay its [**] costs and expenses. For avoidance of doubt, Legal Expenses includes the costs of [**] or [**] in connection with Enforcement Litigation, and any resulting damages payable to Third Parties in connection with Enforcement Litigation.

1.55                        “Legal Expense Cap” shall mean, for any Product, [**] Dollars (USD$[**]).

1.56                        “Major Countries” shall mean the U.S. , [**], the United Kingdom, France, Germany, Spain, Italy, [**].

1.57                        “Marketing and Selling Costs” shall mean a rate (calculated as a percentage of Net Sales) as determined by the JSC on a Product-by-Product and country-by-country basis based upon the projected Product budget as approved by the JSC.  The rate shall be determined no later than [**] following IND Acceptance if Momenta has exercised its option for a Cost/Profit Share.  The JSC shall, if applicable, create two lists reflecting different ‘Marketing and Selling Costs’ rates based upon the Regulatory Approval status of the Product (with pharmacy substitutability or without pharmacy substitutability) and the Marketing and Selling Costs rate utilized in the calculation of the Profit Share shall be the rate reflecting the actual status of pharmacy substitutability for the Product in the applicable country in the Territory.  The JSC shall, on [**] basis, adjust these rates to reflect [**] for the following year.  Marketing and Selling Costs shall include G&A Costs.

1.58                        “Mechanism of Action” shall mean that the relevant Third Party FOB binds to the same antigen as the Product.

1.59                        “Minimum Development Criteria” shall mean, with respect to any product, that Momenta has, in connection with its Development efforts, (a) delivered [**], (b) achieved [**] of the product [**], and (c) has delivered [**] consistent with that conducted [**] as of the Execution Date.

1.60                        “Momenta Improvement(s)” shall mean (a) any new Patent Rights or Know-How discovered, derived, acquired or developed in the course of the Collaboration dominated by a pre-existing Patent Right of Momenta, whether or not patentable, and whether discovered, derived, acquired or developed solely by Momenta, jointly by the Parties or solely by Baxter and (b) and any Patent Rights or Know-How discovered, derived, acquired or developed in the course of the Collaboration solely by Momenta and/or its Affiliates and/or their respective employees, contractors and/or consultants not dominated by Baxter Patent Rights.

1.61                        “Momenta Intellectual Property” shall mean all Momenta Know-How, Momenta Patent Rights and Momenta Improvements.

1.62                        “Momenta Know-How” shall mean all Know-How that is within the Control of Momenta other than that licensed to Momenta by Baxter pursuant to Article 6 of this Agreement.

1.63                        “Momenta Patent Rights” shall mean all Patent Rights that are within the Control of Momenta other than Patent Rights licensed to Momenta by Baxter pursuant to Article 6 of this Agreement.

1.64                        “Naming” or as a verb “Name” or “Named” shall mean, with respect to any Additional Product, that such Additional Product has been selected by Baxter and has been identified to Momenta in writing as an Additional Product.

1.65                        “Net Sales” shall mean, with respect to a Product, the gross revenues invoiced by Baxter or its Affiliates or sublicensees to Third Parties (whether an end-user, a distributor or otherwise) for sales of such Product within the Territory, less the following deductions, all as determined from the books and records of Baxter, its Affiliates or sublicensees (or, in the event Momenta Commercializes a Product as allowed for at Section 2.7(b) or Section 10.6 herein, references to Baxter herein shall be replaced by “Momenta”) maintained in accordance with the Accounting Standards:

(a)                                 customary trade and quantity discounts actually allowed and taken;

(b)                                 amounts actually allowed or credited due to returns of Products previously sold as reflected in written invoices (and not to exceed the original invoice amount);

(c)                                  shipping, freight and insurance, to the extent separately invoiced and charged;

(d)                                 credits, allowances and rebates actually given pursuant to federal, state and/or government-mandated programs, which require a manufacturer/distributor rebate (including Medicare and Medicaid); and

(e)                                  value added or import/export taxes, sales taxes, excise taxes or customs duties, to the extent applicable to such sale, and included in the invoice in respect of such sale and actually paid.

In the case of any sale of a Product [**].

In the case of any sale of a Product between or among Baxter or its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a Third Party other than a sublicensee.  Product provided to any Third Party in connection with any clinical trials shall not be considered for purposes of calculating Net Sales.

If any Product is sold in combination with one or more other products (e.g. a delivery device) or active ingredients which are not the subject of this Agreement (as used in this definition of Net Sales, a “Combination”), then the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately.  In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Product, if sold separately, and “C” is the gross invoice amount for the Combination.  In the event that no such separate sales are made, Net Sales for royalty determination shall be determined by the Parties in good faith.  Where (A) the consideration for Products includes any [**]; or (B) Products are transferred by the selling Party, its Affiliate, or a respective sublicensee, in any manner other than an arms-length, invoiced sale, the Net Sales [**] shall be the [**] for the period in question in the applicable country of the Territory.  The [**] shall be determined, wherever possible, by reference to the [**] in the Territory.

1.66                        “Option Payment” shall have the meaning set forth at Section 2.2(d).

1.67                        “Option Period” shall have the meaning set forth at Section 2.2(d).

1.68                        “Patent Activities” shall mean all activities of the Parties with respect to freedom to operate, and the preparation, filing, prosecution, maintenance, enforcement and defense of the Momenta Patent Rights licensed under Section 6.1, the Baxter Patent Rights licensed under Section 6.2 and Collaboration Patent Rights including activities before the U.S. Patent and Trademark Office, and international patent offices as well as litigation in courts in the U.S. and other countries in the Territory.

1.69                        “Patent Rights” shall mean all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals) and, all foreign counterparts of the foregoing, or as applicable portions thereof or individual claims therein.

1.70                        “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority or any other entity not specifically listed herein.

1.71                        “Phase II Clinical Trial” shall mean a controlled clinical trial of a pharmaceutical/biologic product in human patients to evaluate its safety and efficacy in the proposed therapeutic indication, which may be a single dose or regimen and/or multiple doses and/or regimens, which may be conducted at multiple centers and while not a customary Phase II study, may be suitable to obtain Regulatory Approval.  A Phase II Clinical Trial generally has hundreds of subjects (or less) and is defined in the U.S. as meeting the requirements set forth in 21 C.F.R 312.21.  A Phase II Clinical Trial is not a Phase III Clinical Trial simply because it enables Regulatory Approval.

1.72                        “Phase III Clinical Trial” shall mean a large scale, fully-powered, pivotal, multi-center, human clinical trial (but specifically excluding any Phase II Clinical Trials and any dose ranging and/or proof of concept studies) to be conducted in a number of patients estimated to be sufficient (hundreds or thousands of subjects per indication) to primarily establish the efficacy and safety of a pharmaceutical/biologic product in the indication being investigated and at a standard suitable to obtain Regulatory Approval.

1.73                        “Process Engineering” or “Process Engineering Activities” shall mean the design of a biological process (which may include both upstream cell fermentation process and downstream purification, fill finish) and/or chemical process to manufacture a biological product with pre-specified attributes. These attributes may include product yield, biophysical and physico-chemical properties, specific chemical structures/modifications related to product glycosylation, protein sequence, amino acid modifications, tertiary structure, subunit stoichiometry, etc., aggregate properties, distribution of variants (e.g., “glycoforms”), biological activity, pharmacological properties, product stability, integrity, and immunogenicity.  These attributes may be defined both in qualitative (present or absent) or quantitative terms, the latter being described for example by an absolute amount, a relative abundance, or within a specified range. Process Engineering also means the engineering of a cell line (i.e., cell line development) and/or choice of clone derived from this cell line (i.e., “clonal selection”) with the intent to produce a product with pre-specified attributes.  The Process Engineering Activities to be performed under this Agreement shall be as described in the applicable Product Work Plan.

1.74                        “Product(s)” shall mean the Initial Products and the Additional Products; the latter effective as of Baxter’s exercise of the Additional Product Option.  Each individually a “Product” and, collectively, the “Products”.

1.75                        “Product Option” shall have the meaning set forth at Section 2.2(d).

1.76                        “Profit(s)” shall mean, with respect to a quarter during which Baxter, its Affiliates and/or distributors is selling a Product in a country(ies) in the Territory, Net Sales for such Product less (a) Marketing and Selling Costs and (b) Cost of Goods Sold for the units of such Product sold (regardless of whether such Product is rejected, returned or recalled).

1.77                        “Profit Share” shall mean Profits multiplied by the elected Profit Share Percentage.

1.78                        “Profit Share Election Notice” shall have the meaning set forth at Section 4.7(a).

1.79                        “Profit Share Election Period” shall have the meaning set forth at Section 4.7.

1.80                        “Profit Share Percentage” shall have the meaning set forth at Section 4.7(b).

1.81                        “Quality Management Systems” or “QMS” shall mean formalized business practices that define management responsibilities for organizational structure, processes, procedures, and resources needed to fulfill product/service requirements, customer satisfaction, and continual improvement.

1.82                        “Regulatory Approval” shall mean, with respect to a country, all approvals, licenses, registrations, and regulatory authorizations required to make, store, import, transport, market and sell a Product in such country as granted by the relevant Regulatory Authority.  For countries in the Territory where Regulatory Authority approval is required for pricing or reimbursement for Product, Regulatory Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

1.83                        “Regulatory Authority” shall mean the FDA or any other counterpart or applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any state, province, county, city or other political subdivision thereof or (c) any supranational body responsible for granting applicable Regulatory Approvals.

1.84                        “Royalty Offset” shall have the meaning set forth at Section 4.7(d) herein.

1.85                        “Selected Third Party Product” shall have the meaning set forth at Section 2.2(f)(ii).

1.86                        “Selected Third Party Product Election Notice” shall have the meaning set forth at Section 2.2(f)(ii).

1.87                        “Sole Interchangeable Product” shall mean that the Product is the only commercially available FOB product in a given country in the Territory that has received a designation, or its equivalent, from the applicable Regulatory Authority, that pharmacists can substitute the Product for the reference product without obtaining a prescriber’s consent (e.g., with respect to the U.S., an interchangeable biological product under Section 351(k) of the BPCI Act).

1.88                        “Sublicense Revenue” shall mean all consideration received by Baxter or its Affiliates with respect to rights granted to a Third Party(ies) to Develop or Commercialize a Product(s) for sale in the relevant country in the Territory, but excluding:  (a) consideration received by Baxter or its Affiliates as payments for actual direct costs for performing Development or Commercialization Activities undertaken by Baxter or its Affiliates for, or in collaboration with, such Third Party(ies) or their Affiliates; (b) consideration received by Baxter and/or its Affiliates from such Third Party(ies) or their Affiliates as the purchase price for Baxter’s or any of its Affiliates’ debt or equity securities, except that consideration that exceeds the fair market value of such debt or equity securities shall not be so excluded; and (c) consideration paid by such Third Party(ies) to Baxter or its Affiliates to purchase such Product(s) (provided, however, that any consideration greater than the applicable Cost of Goods Sold shall not be so excluded).

1.89                        “Technical De-Risking Criteria” shall be as set forth in Exhibit 1.89 and Section 2.4(e)(iv).

1.90                        “Technology Transfer” shall mean all activities undertaken to transfer the manufacture of a Product (regardless of the manufacturing scale) from one party (whether a Third Party or a Party) to another party (again, whether a Third Party or a Party).  Section 2.8 and Exhibit 1.90 set forth the rights and responsibilities of the Parties with respect to Technology Transfer.

1.91                        “Territory” shall mean with respect to the Products, all countries of the world.  Notwithstanding anything contained in this Agreement to the contrary, any references to ‘Territory’ with respect to Baxter’s Commercialization obligations is not intended to, nor shall it be construed to imply, that Baxter is obligated to Commercialize any Product in all countries or geographies throughout the world.

1.92                        “Third Party” shall mean any Person other than Momenta or Baxter or any Affiliate of either Party.

1.93                        “Third Party Additional Product” shall have the meaning set forth at Section 2.2(f)(i).

1.94                        “Third Party Additional Product Notice” shall have the meaning set forth at Section 2.2(f)(i) herein.

1.95                        “Third Party Payments” shall mean, with respect to a Product in the relevant country in the Territory, any royalties, license fees, maintenance fees or other monetary payments made by a Party or its Affiliates to any Third Party in consideration of a license(s) under the applicable Third Party Patent Rights or Know-How or other intellectual property rights, when such license is determined [**].

1.96                        “Work Plan” or “Product Work Plan” shall mean, with respect to a Product, the Product specific plan, developed and approved by the JSC on an annual basis and modified through the year, outlining the Development and Commercialization (including the pursuit of Regulatory Approval) of such Product in the Territory.  The Commercialization Plan shall be a section of the Work Plan.

ARTICLE 2.
DEVELOPMENT AND COMMERCIALIZATION OF THE PRODUCTS

2.1                               Initial Products.  The Parties intend and agree to Develop and Commercialize the Initial Products as outlined in this Agreement and in accordance with the applicable Work Plan for each Product.  Such ‘Initial Products’, which are FOBs, are: (a) [**] referred to as [**] for which [**] is the reference brand product and (b) [**] referred to as [**] is the reference brand product.

2.2                               Additional Products.  Baxter shall have an option (each a “Product Option”), during the Option Period, to include as Products in the Collaboration, in addition to the two (2) Initial Products, up to four (4) additional products (once Named, each an “Additional Product” or collectively, the “Additional Products”).

(a)                                 Selection of the Additional Products.  The period during which all Additional Products must be Named (the “Naming Period”) shall commence on the Effective Date of the Agreement and end on the third (3rd) anniversary of the Effective Date.  Each of the additional products must be Named by Baxter, in writing, upon the earlier to occur of: (i) [**] of the Naming Period (i.e. any un-Named potential Additional Products would need to be Named at the end of the Naming Period or Baxter will lose the rights thereto) or (ii) [**] days after receiving written notice from Momenta that Momenta has [**] of a new FOB product to meet the [**] (an “Election Notice”) (i.e. such Election Notice shall indicate Momenta’s suggestion for a product(s) to be Named as an Additional Product(s)).  Except as provided for in Section 2.2(b) and Section 2.2(f) below, once an Additional Product is Named by Baxter [**] to [**] without [**].  Each of the Additional Products must be [**].

(b)                                 Additional Products - Development Obligations of Momenta.  Momenta shall use Commercially Reasonable Efforts to Develop, at its sole cost and expense, each of the Additional Products Named by Baxter until each such Additional Product [**]. Prior to Momenta engaging in any Development work on an Additional Product, the Parties shall consult and discuss Momenta’s Development plan for such Additional Product within the JSC.

In the event that Momenta determines it [**] with respect to an Additional Product Named by Baxter, [**], Momenta shall provide written notice to Baxter of such determination.  Following Baxter’s receipt of such notice from Momenta, such Named Additional Product shall no longer be a Named Additional Product and Baxter shall have the right to Name another product as an Additional Product, and Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture, commercialize or license a Third Party to research, develop, manufacture or commercialize such former Additional Product.  In the event that, at the time of Baxter’s receipt of such notice from Momenta regarding its [**], Baxter has Named all four Additional Products, Baxter’s right to Name another product as an Additional Product shall be restricted to the extent Momenta has already entered into an agreement with a Third Party for the development of any such potential Additional Product.

(c)                                  Additional Product Naming Period.

(i) Extension of the Naming Period.

(1)                                 Baxter shall have the option to extend the Naming Period for an additional [**] period (to run from the end of the original termination date of the Naming Period as outlined in Section 2.2(a) above) to Name any as yet un-Named Additional Products. Such option to extend the Naming Period shall terminate upon Baxter’s Naming of the final Additional Product; provided, however, that if [**] of the [**], Momenta determines that it [**] as contemplated in Section 2.2(b), the terms of the second paragraph of Section 2.2(b) shall apply and Baxter shall have the ability to Name an alternative Additional Product.

(2)                                 To extend the Naming Period for a particular product, Baxter must provide Momenta with a written extension notice at least [**] prior to the end of the [**]. Such extension notice shall indicate the [**].  For each Naming Period extension so notified, Baxter shall pay to Momenta Five Million Dollars (USD$5,000,000) within [**] of the [**].

(3)                                 If the Naming Period expires and Baxter has failed to provide the written extension notice as required above or if Baxter does not pay the relevant extension payment within the timeframe described in the immediately preceding paragraph, the Naming Period(s), with respect to the un-Named potential Additional Product(s), will terminate.

(4)                                 Notwithstanding the foregoing, the Naming Period shall be automatically extended (and Baxter shall not be obligated to make any payment for such extension) for a period of not less than [**] if, within the [**] prior to [**], Momenta has yet to provide Baxter with an Election Notice as provided for at Section 2.2(a) with respect to one or more as yet un-Named Additional Products so as to allow Baxter to make an informed decision with respect to the Naming of such one or more as yet un-Named

Additional Products.  The Naming Period shall thereafter continue to be extended for periods of not less than [**] if Momenta again fails to provide such Election Notice(s).

(d)                                 [**] of the [**]; Exercise of the Product Option.  Upon [**] of the [**] with respect to an Additional Product, Momenta shall notify Baxter in writing (such notice with respect to each Additional Product, an “Additional Product Notice”).  Following Baxter’s receipt of the Additional Product Notice, Baxter shall have the right to include a Named Additional Product as a Product in the Collaboration (the “Product Option”).  Baxter may exercise the Product Option with respect to such Additional Product by providing written notice to Momenta of its desire to include the Additional Product under the Agreement as a Product (the “Exercise Notice”). The Exercise Notice must be received by Momenta within [**] following Baxter’s receipt of an Additional Product Notice with respect to such Additional Product (the “Option Period”).  Within [**] following delivery of the applicable Additional Product Exercise Notice, Baxter shall pay to Momenta [**] Dollars (USD$[**]) (the “Option Payment”).  Except as set forth in Section 2.2(f)(ii), upon Baxter’s exercise of the Product Option with respect to such Additional Product named in the Exercise Notice and payment of the Option Payment with respect to such Additional Product, such Additional Product shall be treated as a Product under the terms of the Agreement.

(e)                                  Failure to Exercise the Product Option.  In the event Baxter fails to exercise the Product Option by providing the Exercise Notice within [**] following receipt of the Additional Product Notice as outlined in Section 2.2(d) above or if Baxter fails to pay the Option Payment within the timeframe described above, the Product Option, with respect to such Additional Product, shall expire (subject to Baxter’s right to cure such timely failure to make the Option Payment), and such product shall not be considered a Product and shall no longer be considered an Additional Product, and Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture, commercialize or license a Third Party to research, develop, manufacture or commercialize such former Additional Product.  For the avoidance of doubt, [**] as provided for in Section 2.2(b) above and Section 2.2(f) below. If Baxter fails to exercise the Product Option with respect to a Named Additional Product [**], Baxter shall not have the right to Name another Additional Product to replace the Additional Product for which it failed to exercise the Product Option.

(f)                                   Third Party Additional Product.

(i)                                     Generally.  Commencing [**] following the Effective Date of the Agreement and continuing until [**] to occur of (a) the end of the Naming Period or (b) when Baxter has Named all four (4) Additional Products, if Momenta receives a bona fide offer from a Third Party for the Third Party to develop or commercialize a FOB [**] (i.e. a potential Additional Product candidate) developed or to be developed by Momenta that includes financial terms (“Third Party Additional Product”), Momenta shall provide written notice to Baxter of such offer (“Third Party Additional Product Notice”), and shall, to the extent not otherwise prohibited by the terms of its confidentiality agreement with such other Third Party, include in such Third Party Additional Product Notice a redacted copy of the offer itself (but Momenta shall have no obligation to disclose the identity of such Third Party or the financial terms of such offer).  Following Baxter’s receipt of the Third Party Additional Product Notice, Baxter shall have [**] to deliver an Exercise Notice to Momenta, exercising a Product Option with respect to such Third Party Additional Product, or in the absence of such notice, Baxter shall forfeit its right to Name that FOB product as an Additional Product and to include it as a Product in the Collaboration.  In the event Baxter delivers the Exercise Notice with respect to the Third Party Additional Product, Baxter shall pay to Momenta the Option Payment within [**] of delivering the Exercise Notice, and such Third Party Additional Product shall become a Product under the Agreement.  If Baxter fails to pay the Option Payment with respect to the Third Party Additional Product within the timeframe described above, it shall forfeit its right to Name that FOB product as an Additional Product and to include it as a Product in the Collaboration.

(ii)                                  During the [**], if Baxter delivers to Momenta an Exercise Notice with respect to a Third Party Additional Product, thereby including such Third Party Additional Product as Product in the  Collaboration (the “Selected Third Party Product”), [**] with respect to each such Selected Third Party Product, to [**] (other than an FOB product for which Baxter forfeited its rights pursuant to Section 2.2(b), Section 2.2(e), Section 2.2(f) and Section 2.2(g), as a Product [**] such Selected Third Party Product.  [**], Momenta shall thereafter have the right, subject to the terms of this Agreement, to the extent applicable, including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture, commercialize or license a Third Party to research, develop, manufacture or commercialize such [**] upon the earlier to occur of: (a) [**] following Momenta’s receipt of the Exercise Notice from Baxter with respect to such Selected Third Party Product or (b) [**] after Baxter’s receipt of notice from Momenta that Momenta has [**] (the “Selected Third Party Product Election Notice”).  Notwithstanding the payment obligations set forth in Section 2.2(d), during the [**] period following the Effective Date of the Agreement, Baxter shall not be obligated to [**] with respect to any Third Party Additional Product for which it has delivered an Exercise Notice until [**] following [**] that such Product [**].

(g)                                  [**].

(i)                                     [**] Efforts.  If Baxter (A) [**] a [**] outside the scope of the Collaboration, whether a FOB product or reference brand product, or (B) undertakes any efforts with a Third Party to [**] (in either case, a “[**]”), Baxter shall immediately and automatically forfeit its right to Name such [**] as an Additional Product under the Agreement and Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to directly or indirectly research, develop, manufacture, or commercialize a FOB product of or any derivative of such [**], or to license a Third Party to research, develop, manufacture or commercialize a FOB product of or any derivative of such [**].

(ii)                                  [**].  If Baxter [**] for [**] outside the scope of the Collaboration, whether a FOB product or reference brand product, [**] such a product (the “[**]”), Baxter shall have a period of [**] to determine if it intends to [**]; provided, however that if the [**] is, at the time of the [**] a marketed product (i.e. has been sold commercially in an arms-length transaction for therapeutic use) the period shall be [**].  If, upon the [**] anniversary (or [**] anniversary in the case of a marketed product) of the transaction in which [**] the relevant [**] Baxter is still in control of such [**], Baxter shall immediately and automatically forfeit its right to Name such [**] as an Additional Product under the Agreement and Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein,  to directly or indirectly research, develop, manufacture, or commercialize a FOB product of or any derivative of such [**], or to license a Third Party to research, develop, manufacture or commercialize a FOB product of or any derivative of such [**].  In the event the [**] becomes marketed subsequent to Baxter’s [**] of such [**] and prior to the expiration of such [**]  period, Baxter shall immediately and automatically forfeit its right to Name such [**] as an Additional Product as provided for in Section 2.2(g) above.

2.3                               Momenta Competing Product; Baxter Right of First Negotiation.

(a)                                 For a period of three (3) years following IND Acceptance of the first Product, Baxter shall have a right of first negotiation (the “Right of First Negotiation” or “ROFN”) if: (i) Momenta intends to develop (either for itself or for a Third Party) a Competing Product (such ROFN is not available with respect to a FOB product for which Baxter forfeited its rights pursuant to Sections 2.2(b), 2.2(e), 2.2(f) or 2.2(g), and (ii) all four Additional Products have been Named or all Product Options have expired.

(b)                                 Upon Baxter’s receipt of written notification from Momenta of its intent to develop such Competing Product(s) (the “Competing Product Notice”), Baxter shall have [**] to provide written notice to Momenta of its desire to enter into good faith negotiations to reach agreement on a partnering transaction with respect to such Competing Product(s) referenced in the applicable Competing Product Notice.  If Baxter notifies Momenta of its interest in such Competing Product(s), the Parties shall commence good faith negotiations toward the execution of a partnering transaction with respect to such Competing Product(s), but if Baxter and Momenta have not executed a written agreement reflecting such a transaction with respect to such Competing Product(s) within [**] of Baxter’s receipt of the Competing Product Notice, Momenta shall have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture or commercialize such Competing Products or license a Third Party to research, develop, manufacture or commercialize such Competing Product(s).

2.4                               Responsibility for Development and Commercialization of the Products.

(a)                                 Efforts and Cooperation.  The Parties shall, with respect to each Product, use Commercially Reasonable Efforts to carry out the Development and Commercialization Activities contemplated hereunder.  Without limiting the foregoing, at a minimum, each Party shall devote the resources, as set forth in the applicable Product Work Plan.

(b)                                 Work Plans.

(i)                                     A preliminary Work Plan with respect to each of the Initial Products shall be developed and agreed upon by the JSC, as provided for below, within [**] of the Effective Date. With respect to the remaining Products contemplated hereunder, a preliminary Product applicable Work Plan shall be developed within [**] of Momenta’s receipt from Baxter of the Exercise Notice with respect to such Additional Product (i.e. Baxter’s exercise of the Product Option with respect to such Additional Product, as provided for at Section 2.2(d) above or the Selected Third Party Product Exercise Notice pursuant to Section 2.2(f)(i)).

(ii)                                  Each Work Plan shall include, as appropriate: (A) specific objectives of the Collaboration during the applicable year; (B) the specific activities to be performed by each Party, or by Third Parties, in support of the Development and Commercialization of the Products for the applicable year; (C) contemplated timelines associated with Development and Commercialization Activities (including contemplated timelines for applicable regulatory filings); (D) a budget reflecting the resources (including FTEs for each Party) to be assigned and amounts anticipated to be expended by each Party in support of the Development and Commercialization of the Products; (E) a rolling five (5) year plan with a complete Product income statement (product P&L), which includes (A)-(D) above.

(iii)                               The Commercialization plan will initially be a high-level rolling [**] forecast (the “Commercialization Plan”) and will be provided within [**] of the Effective Date with respect to the Initial Products and within [**] after Momenta’s receipt of the Exercise Notice from Baxter with respect to the inclusion of an Additional Product as a Product in the Collaboration and updated annually as part of the Work Plan.  Commencing no later than [**] prior to submission of an application for Regulatory Approval for each Product in a Major Country, Baxter shall submit to the JSC a more detailed Commercial Plan as part of the Work Plan section for review and approval by the JSC (such detail taking into account the time that will elapse until First Commercial Sale of the Product).

(c)                                  Momenta Responsibilities. In general, subject to the applicable Product Work Plan, the role of the JSC (such role outlined below at Article 3), and as otherwise outlined in this Article 2, Momenta shall, with respect to each Product, undertake, and have the right to [**] with respect to:

(i)                                     CMC Activities (including Process Engineering Activities) prior to GMP; provided, however, that Momenta shall seek, and consider in good faith, Baxter’s comments with respect to the manufacture of a Product; and provided further, however, that Momenta shall not have the right to enter into any agreement with a Third Party with respect to the manufacture or supply of a Product without Baxter’s prior written consent, which consent shall not be unreasonably withheld;

(ii)                                  Characterization Activities;

(iii)                               the regulatory strategy pertaining to non-clinical demonstration of similarity and interchangeability;

(iv)                              prior to the initiation of clinical studies with respect to a Product, regulatory meetings and communications with the applicable Regulatory Authority. Such rights outlined in this subsection (iv) are subject to Section 2.6 below; and

(v)                                 all other non-Clinical Development Activities (including Quality Management Systems if Momenta conducts cGMP manufacturing activities either itself or through a Third Party) occurring prior to achievement of IND Acceptance of the Product.

(d)                                 Baxter Responsibilities.  In general, subject to the applicable Product Work Plan, the role of the JSC, and as otherwise outlined in this Article 2, Baxter shall, with respect to each Product, undertake, and have the right to [**] with respect to:

(i)                                     revising and/or modifying the Clinical Development strategy following IND Acceptance; provided, however, that Baxter shall use good faith efforts, acting through the JSC, to achieve consensus on such strategy and if such consensus is not reached, the Parties shall undertake an abbreviated dispute resolution process as set forth in Section 12.11;

(ii)                            execution of the then-current Clinical Development strategy;

(iii)                         GMP manufacturing and supply of the Products, including identification and engagement of a contract manufacturer, which may include engaging Baxter.  Notwithstanding the foregoing, Baxter shall use good faith efforts to provide Momenta with the opportunity to review and comment on any draft agreements with a potential contract manufacturer;

(iv)                        following the initiation of clinical studies with respect to a Product, all regulatory filings, meetings and communications with the applicable Regulatory Authority (including the Clinical Development obligations of the Parties in relation to a Product to obtain Regulatory Approval of such Product, as such is determined by communications with Regulatory Authorities). The rights outlined in this subsection (iv) are subject to Section 2.6 below;

(v)                           all Commercialization Activities; and

(vi)                        following IND Acceptance in the applicable country in the Territory, all matters related to such Product.

(e)                                  Joint Responsibilities.  Subject to the applicable Product Work Plan, the role of the JSC, and as otherwise outlined in this Article 2, the Parties shall, with respect to each Product, [**] and be responsible for:

(i)                                     developing the Clinical Development strategy prior to IND Acceptance;

(ii)                                  Product registration and regulatory strategy (including joint preparation and review of related regulatory applications and briefing books);

(iii)                               preparation of the formal IND submission (or foreign equivalent), as required, (which shall be submitted in the name of one or both Parties, as allowed for under applicable Law, provided that the IND shall be,  as applicable, amended prior to the commencement of clinical trials to reflect only Baxter’s name);

(iv)                              developing, reviewing and amending, if necessary, the Technical De-Risking Criteria for each Product with respect to items 1.a. and 3. of Exhibit 1.89; provided, however, that for the first Initial Product (also referred to herein as [**]) the Parties agree that the values for items 1.a. and 3. shall be [**] and [**] respectively.  For all other Products, the Technical De-Risking Criteria for such items shall be established by the JSC within [**] of the [**], or in the case of the second Initial Product  (also referred to herein as [**]) within [**] of the [**] of this Agreement;

(v)                                 following [**] of a Product, CMC Activities (including quality) with respect to GMP manufacturing; and

(vi)                              legal strategy for the Legal Activities (this subparagraph (vi) is subject to, and does not modify the explicit allocation of  the roles, rights and responsibilities provided for in Article 5).

2.5                               Limitation on [**].  Notwithstanding the provisions of Sections 2.4(c) and 2.4(d), neither Party shall [**] its [**] to [**] a [**] pursuant to Sections 2.4(c) and 2.4(d), as applicable, to the extent it would require the other Party to [**].

2.6                               Regulatory Matters.  Notwithstanding the rights and responsibilities outlined at Sections 2.4(c) and 2.4(d) above, each Party shall have the opportunity to review and comment on all substantive communications in advance of any formal meeting with Regulatory Authorities and appropriate individuals from both Parties, as approved by the JSC, will be invited as meeting participants to any meetings with the relevant Regulatory Authorities.

2.7                               Commercialization.

(a)                                 Generally.  Baxter shall use Commercially Reasonable Efforts to Commercialize each Product within [**] following receipt of Regulatory Approval for the applicable Product in [**]. Baxter shall Commercialize each Product in [**].

(b)                                 Conversion to Non-Exclusive License.  If, following notice from Momenta that Baxter is in breach of its obligations pursuant to Section 2.7(a) with respect to a specific Product and a specific country included in the Major Countries, Baxter fails to cure such breach pursuant to the terms of Section 10.4  (each such Major Country, a “Breached Country”), then, notwithstanding the provisions of Section 10.4, Momenta shall not have the right to terminate this Agreement but rather each of the licenses granted to Baxter pursuant to Section 6.1 with respect to such Product in such Breached Country shall no longer be an exclusive license but shall, instead, be amended, with no further action required by either Party, to reflect a non-exclusive license and Momenta shall thereafter be entitled to directly commercialize the Product itself in the applicable Breached Country.   For the avoidance of doubt, the licenses shall be converted on a Product-by-Product, country-by-country basis only with respect to those Products and those countries in which Baxter has breached its obligations and failed to cure such breach pursuant to the terms of this Agreement.

In the event a license granted to Baxter with respect to a Product is converted to a non-exclusive license in a Breached Country as contemplated above, the Parties shall take such action as is reasonably necessary to supply Momenta with access to such Product for distribution or sale in such Breached Country.  Recognizing that the form of arrangement will vary due to the legal requirements for appointing a distributor or the holding of a Regulatory Approval, the Parties will discuss in good faith, taking into consideration, inter alia, the Major Country in question, the regulatory scheme, the fact that Baxter will also retain the right to Commercialize the Product in such country, and the actions Baxter can reasonably take to put Momenta in a position to effectively act as an non-exclusive authorized distributor. Such actions may include, but shall not be limited to: (i) the granting to Momenta of a reference right for the applicable Regulatory Approvals in such country and (ii) the sale to Momenta of the applicable Product at a transfer price equal to actual Cost of Goods Sold for such product [**] .

(c)                                  Termination.  Notwithstanding the restriction on termination of this Agreement set forth in Section 2.7(b), if: (i) the U.S. is a Breached Country with respect to a Product or (ii) (a) there are [**] or more Breached Countries with respect the applicable Product and (b) the projected annual gross sales for the applicable Product for all Breached Countries (as set forth in the Commercialization Plan) exceeds [**] percent ([**]%) of the projected annual gross sales of such Product for all Major Countries in the Territory, Momenta shall have the right to terminate this Agreement in the entire Territory by providing written notice to Baxter; provided, however, that such termination shall be effective solely with respect to such Product.

2.8                               Technology Transfer Costs.  Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that all costs and expenses related to Technology Transfer to a contract manufacturing organization (including Baxter in the event Baxter is the contract manufacturing organization) that performs the pilot scale manufacturing process (the

“Pilot Scale CMO”) shall be borne [**] and all costs for Technology Transfer from a Pilot Scale CMO [**] or [**] for the commercial manufacture of the applicable Product shall be borne [**].

ARTICLE 3.
GOVERNANCE

It is the intent of the Parties that, subject to Article 2 above, the Development and Commercialization Activities and associated Legal Activities and decisions for each Product be conducted and managed on an on-going basis through the Joint Steering Committee, and any relevant Sub-Committees or working groups using Commercially Reasonable Efforts.

3.1                               Generally. The Parties will establish a joint steering committee (“Joint Steering Committee” or “JSC”) composed of senior members from each Party to oversee and manage the Development and Commercialization of a Product. The structure, scope of responsibility and authority of the JSC shall be as set forth in this Article 3.

3.2                               Structure.  The JSC shall consist of three (3) representatives from each of Baxter and Momenta.  The JSC shall appoint a chairperson from among its members, which shall initially be a representative from Momenta, and then rotate annually between the Parties.  The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.  The initial JSC representatives for each Party shall be set forth in writing within [**] after the Effective Date.  Each Party may replace its representatives by providing written notice to the other Party.  Employees and other representatives of each Party that are not members of the JSC may attend meetings of the JSC and any Sub-Committees (as defined below) as required to further the activities contemplated by this Agreement.

3.3                               Time and Location of Meetings.  The JSC (and all Sub-Committees thereof) shall meet at such times and places, in person or by telephone conferencing, web-conferencing, video conferencing or other electronic communication, as the JSC shall determine to carry out its responsibilities; provided, however, that the initial meeting of the JSC shall be held in person at such location as mutually agreed upon by the Parties no later than [**] after the Effective Date.  Thereafter, the JSC shall meet in person at least [**] times each calendar year and shall hold regular teleconferences between meetings not less frequently than [**].  The location of the in-person meetings shall alternate between the sites of the two Parties.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.

3.4                               Minutes.  The JSC and all Sub-Committees thereof shall designate for each meeting one person who shall be responsible for drafting and issuing minutes of the meeting reflecting all material items discussed and any agreements of the JSC, which minutes shall be distributed to all JSC members for review and approval.  Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, within [**] of each such meeting.  Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson.

3.5                               Sub-Committees.  At its initial meeting the JSC shall agree upon the formation of certain sub-committees (each a “Sub-Committee”), each with an equal number of representatives from Baxter and Momenta to address specific issues in greater detail.  Unless otherwise agreed and except with respect to those matters addressed in Sections 2.4(c) and 2.4(d), [**] on all Sub-Committees.  At its initial meeting, the JSC shall establish and appoint members to the Sub-Committees and each such Sub-Committee shall hold its first meeting in person within [**] of its formation at such location designated by the JSC.

3.6                               Scope of Authority; Responsibilities.

(a)                                 The JSC shall, subject to the restrictions set forth in this Agreement, have the authority to make decisions relating to the ongoing management of the relationship between the Parties with respect to this Agreement. The JSC shall have such other responsibilities as set forth herein and as the Parties may agree in writing from time to time.

(b)                                 For the avoidance of doubt, the JSC shall have no authority to: (A) amend any of the terms of this Agreement; (B) waive any rights that either Party may otherwise have pursuant to this Agreement or otherwise; or (C) allocate the ownership of any Patent Rights or rights to any Know-How or the Parties’ rights to apply for Patent(s).  Notwithstanding the foregoing, the JSC may make recommendations to the Parties for amendment of this Agreement.

3.7                               Decisions; Disputes.

(a)                                 Except as expressly set forth above in Sections 2.4(c) and 2.4(d) with respect to certain decisions of the Parties, the decisions of the JSC (including any Sub-Committee thereof) must be unanimous with representatives of Baxter having one collective vote and representatives of Momenta having one collective vote.

(b)                                 If a dispute arises regarding matters within the scope of responsibilities of the JSC, and the JSC fails to reach a unanimous decision on its resolution within [**] of when the dispute was first presented to the JSC, then the matter shall be elevated through each Party’s respective senior management representatives pursuant to Section 12.11 and Exhibit 12.11.

3.8                               Costs and Expenses.  Each Party shall be responsible for all travel costs and out-of-pocket expenses incurred by its respective representatives in connection with attending the meetings and otherwise being part of the JSC and of the Sub-Committees.  For the avoidance of doubt, travel time to and from meetings or other related travel shall not be counted as part of FTE time.

3.9                               Term of the JSC and Sub-Committees.  The JSC and each Sub-Committee, as applicable, shall, unless otherwise mutually agreed by the Parties, continue with respect to each Product through the Term of the Agreement. Following the [**] anniversary of the First Commercial Sale of the applicable Product, Momenta shall have the right but not the obligation to participate in the JSC and Sub-Committees that are then-operating in support of such Product.

ARTICLE 4.
FINANCIAL TERMS

4.1                               Payments.

(a)                                 Up-Front Payment.  Upon the later of (i) ten (10) days after the Effective Date of the Agreement, or (ii) January 19, 2012, Baxter shall make  a one-time payment to Momenta of Thirty Three Million Dollars (USD$33,000,000).

(b)                                 Extension of Naming Period. For each Naming Period extension requested, Baxter shall pay to Momenta the amount set forth at Section 2.2(c)(ii).

(c)                                  Option Payment. For each Product Option exercised, Baxter shall pay to Momenta the Option Payment set forth at Section 2.2(d).

4.2                               Development Expenses and Commercialization Costs. Unless Momenta exercises its option to enter into the Cost/Profit Share arrangement pursuant to Section 4.10 (in which case the terms set forth in Section 4.10 shall apply) the following shall apply:

(a)                                 Development Expenses. Prior to achievement of the IND Acceptance, Momenta shall be responsible for Development Expenses related to the applicable Product, except for clinical (human) studies and GMP manufacturing activities intended to support Clinical Development.

(i) In the event Baxter: (A) fails to proceed with such GMP manufacturing activities, (B) fails to pay for contracts associated with such GMP manufacturing activities, or (C) fails to commit in writing to reimburse Momenta (per below) in relation to a specific Product, for GMP manufacturing activities which are to be conducted prior to IND Acceptance for such Product, Momenta shall have the option, but not the obligation, to proceed with such GMP manufacturing activities in relation to the applicable Product and to charge to Baxter, following IND Acceptance for such Product, [**] percent ([**]%) of  Momenta’s Development Expenses incurred for such GMP manufacturing activities.  Baxter shall provide notice to Momenta of the decision not to proceed with such GMP manufacturing activities at least [**] prior to the planned initiation of such GMP manufacturing activities as such is specified in the applicable Product Work Plan or applicable manufacturing contract(s).

(ii) If, following IND Acceptance of a Product, Baxter: (A) fails to proceed with clinical (human) studies, (B) fails to pay for contracts associated with such clinical (human) studies, or (C) fails to commit in writing to reimburse Momenta (per below) in relation to a specific Product, for such clinical (human) studies, Momenta shall have the option, but not the obligation, to proceed with such clinical (human) studies in relation to the applicable Product and to charge to Baxter, [**] percent ([**]%) of Momenta’s Development Expenses incurred for such clinical (human) studies.  Baxter shall provide notice to Momenta of the decision not to proceed with such clinical (human) studies activities at least [**]

prior to the planned initiation of such clinical (human) studies as such is specified in the applicable Product Work Plan or applicable clinical contract(s).

(iii) [**] of an applicable Product, if achievement of the [**] has not yet occurred, Baxter shall be responsible for [**] percent ([**]%) of Development Expenses incurred by Momenta [**] of such Product and [**]%) of Development Expenses incurred by Baxter, [**] of such Product, except with respect to clinical (human) studies and GMP manufacturing activities intended to support Clinical Development, for which Baxter will be [**] percent ([**]%) responsible.  All Development Expenses of the Parties are to be incurred in accordance with the applicable Product Work Plan.

(iv) Following achievement of both: (A) [**] and (B) [**] with respect to the applicable Product, Baxter shall be responsible for [**] percent ([**]%) of all Development Expenses associated with such Product incurred after achievement of both such events, unless Momenta has elected a Cost/Profit Share arrangement as provided for in Section 4.7 below, in which case Momenta shall be responsible for the selected Cost Share related to the Additional Products.

(v) The [**] will have been determined to have been achieved upon the earlier of: (A) objective achievement the [**]; (B) JSC determination that the [**]; or (C) if [**] elects, [**], that it will proceed with the next stage (e.g. [**].) of Development of the Product.

(b)                                 Commercialization Costs. Baxter shall be responsible for one hundred percent (100%) of all Commercialization Costs associated with the Products, except where Momenta has elected a Cost/Profit Share arrangement as provided for in Section 4.7 below, in which case Momenta shall be responsible for the selected Cost Share related to the Additional Products.

4.3                               Legal Expenses.  Article 5, below, sets forth the rights and responsibilities of the Parties, including the financial rights and obligations of the Parties, with respect to the Legal Activities.

4.4                               Third Party Payments.

(a)                                 Disclosure.  Momenta has disclosed to Baxter, prior to the Execution Date, all contracts and agreements (whether written or oral) that could, to Momenta’s knowledge as of the Execution Date, result in Third Party Payments (including, without limitation license fees, annual payments, and royalties) for licensed Third Party Patent Rights and/or Know-How with respect to the Commercialization of the Initial Products.  Baxter has disclosed to Momenta, prior to the Execution Date, all contracts and agreements (whether written or oral) that could, to Baxter’s knowledge as of the Execution Date, result in Third Party Payments (including, without limitation license fees, annual payments and royalties) for licensed Third Party Patent Rights and/or Know-How with respect to the Commercialization of the Initial Products.

(b)                                 Reimbursable Third Party Payments:  Neither Party shall, to its knowledge, enter into an agreement with a Third Party for licensed Third Party Patent Rights and/or Know-How with respect to the right to Develop or Commercialize the Product that would result in Third Party Payments (including without limitation, license fees, annual payments and royalties), without (i) prior written notice to the other Party, and (ii) the consent of the JSC, which consent shall not be unreasonably withheld.  Upon the approval of the JSC of such an agreement, the Parties shall be responsible for, and allocate by Allocable Legal Expense Share, the Third Party Payments (including, without limitation license fees, annual payments and royalties) due for licensed Third Party Patent Rights and Know-How that are related to or are Product-specific (referred to as “Reimbursable Third Party Payments”). Baxter shall have the right to treat Third Party Payments for Third Party Patent Rights and/or Know How related to commercial manufacturing, testing, releasing, packaging and/or labeling as part of Cost of Goods Sold; provided that with respect to Products which are subject to a Cost/Profit Share under Section 4.7, reimbursement of such Third Party Payments shall not be made under this Section 4.4(b) and shall be  made in connection with the Profit Share Percentage and payments under Section 4.7.

(c)                                  [**] Third Party Payments:  The Parties’ responsibilities with respect to certain other Third Party Payments shall be as follows:

(i) Momenta shall be [**] for and shall pay [**] percent ([**]%) of the Third Party Payments (including, without limitation license fees, annual payments and royalties) due for licensed Third Party Patent Rights and Know-How that are not [**] to one or more Products and which are used by Momenta [**] in Development of a Product (e.g. Third Party Patent Rights and/or Know-How with respect to a [**] or [**].

(ii) Baxter shall be [**] for and shall pay [**] percent ([**]%) of the Third Party Payments (including, without limitation license fees, annual payments and royalties) due for licensed Third Party Patent Rights and Know-How that are used in the Commercialization of a Product but only to the extent such Third Party Patent Rights and Know-How are not [**] for the Commercialization of a Product (e.g. Third Party Patent Rights and/or Know-How related to the [**] of a Product (e.g., a [**]).

(d)                                 [**] to be paid to Momenta.

4.5                               Milestone Payments.  Baxter shall pay to Momenta, in each case subject to the successful achievement of each objective described below, with respect to each Initial Product or Additional Product (as noted below):

(a)                                 [**] Dollars (USD$[**]) upon achievement of the [**] for the Initial Product known as [**];

(b)                                 [**] Dollars (USD$[**]) upon [**] for each Initial Product;

(c)                                  [**] Dollars (USD$[**]) upon [**] for [**] if the [**] occurs on or prior to [**] (this milestone is [**] for such Initial Product at Section 4.5(b) above);

(d)                                 [**] Dollars (USD$[**]) upon [**] if the [**] occurs on or prior to [**]; (this milestone is [**] for such Initial Product at Section 4.5(b) above);

(e)                                  [**] Dollars (USD[**]) upon the later to occur of (i) [**] for the applicable Initial Product or (ii) achievement of [**] for each applicable Initial Product;

(f)                                   [**] Dollars (USD$[**]) upon [**] for each applicable Additional Product;

(g)                                  [**] Dollars (USD$[**]) upon the later to occur of (a) [**] for the applicable Additional Product or (b) [**] for each applicable Additional Product; and

(h)                                 [**] Dollars (USD$[**] for the applicable Product in either the [**], provided that a [**]; provided, however that if the [**]:

(i) exceed [**] Dollars (USD$[**]) but are less than [**] Dollars (USD$[**] and

(ii) exceed [**] Dollars (USD$[**].

4.6                               Royalty Payments.  Baxter shall pay to Momenta a royalty of up to [**] percent ([**]%) of annual Net Sales of the applicable Product (regardless of the regulatory pathway or law under which the applicable Product was approved) as follows:

(a)                                 [**] percent ([**]%) of annual Net Sales of the applicable Product; plus

(b)                                 Additional royalty of [**] percent ([**]%) of annual Net Sales of the applicable Product in excess of [**] Dollars (USD$[**]) in the applicable calendar year.

In the [**] of an applicable calendar year in which year-to-date cumulative Net Sales exceed [**] Dollars (USD$[**]) the allocated portion of quarterly Net Sales to which the [**]% royalty rate shall be applied shall be determined as follows: [**] Dollars (USD$[**]) minus cumulative annual Net Sales of the Product through the [**] that cumulative annual Net Sales of the Product exceeds [**] Dollars (USD$[**]) / cumulative annual Net Sales of the Product [**] that cumulative annual Net Sales of the Product exceeds [**] Dollars (USD$[**]) minus the cumulative annual Net Sales of the Product through [**] that cumulative Net Sales of the Product exceeds [**] Dollars (USD$[**]) (the “Allocation Fraction”).

In the [**] in which cumulative annual Net Sales are greater than [**] Dollars (USD$[**]) the allocated portion of quarterly Net Sales to which the [**]% royalty rate shall be applied shall be determined as follows: ([**]) multiplied by such [**]); plus

(c)                                  Additional royalty of [**] percent ([**]%) of annual Net Sales, if the applicable Product is the Sole Interchangeable Product in the applicable country in the Territory (for purposes of this Section 4.6, in the case of the EU, Territory shall refer to the individual nations in the EU); plus

(d)                                 Additional royalty of one of the following based upon the number of Competing Products then being sold in the relevant country in the Territory by a Third Party:

Number of Competing Products in the applicable country in the Territory	Additional Royalty
0	[**] Percent ([**]%) of annual Net Sales
1	[**] Percent ([**]%) of annual Net Sales
2	[**] Percent ([**]%) of annual Net Sales
3+	[**]

Changes to the royalty rate based on the number of Competing Products in the applicable country in the Territory as outlined this Section 4.6(d) shall take effect on the first day of the calendar quarter following the Launch or discontinuation (e.g. no longer offered for sale) of such Competing Product in such country of the Territory.

4.7                               Profit Share.  Momenta will have a one-time option to opt-into an arrangement whereby Baxter and Momenta share the costs and profits related to all of the Additional Products (“Cost/Profit Share”) as further detailed below.  Such option shall be exercisable, at Momenta’s sole discretion, within [**] following Momenta’s receipt of the [**] (the “Profit Share Election Period”):

(a)                                 Prior to the expiration of the Profit Share Election Period, Momenta shall have the right to provide written notice to Baxter (the “Profit Share Election Notice”) of its election to opt-into a Cost/Profit Share arrangement.

(b)                                 Momenta shall have the right to elect a Cost/Profit Share of either (a) [**] percent ([**]%), (b) [**] percent ([**]%), or (c) thirty percent (30%) (as applicable, the “Profit Share Percentage”). Following Momenta’s delivery of the Profit Share Election Notice to Baxter, Momenta shall be responsible for the elected Cost/Profit Share.  The Parties agree that ‘Profits’ may be negative (i.e. there may be a loss) depending on the timing of the election and the success of the Product.

(c)                                  Upon delivery of the Profit Share Election Notice to Baxter with respect to the first Additional Product, the Profit Share Percentage selected shall also apply to all other Additional Products for which Baxter provides an Exercise Notice.

(d)                                 Upon Momenta’s delivery to Baxter of the Election Notice, the royalties otherwise payable by Baxter to Momenta under this Agreement as set forth in Section 4.6 shall be subject to reduction as outlined in the table below (such reduction the “Royalty Offset”):

Profit Share Percentage Election		Royalty Offset (% reduction of Royalties otherwise payable by Baxter)
[**]	%	[**]	%
[**]	%	[**]	%
30%		[**]	%

(For avoidance of doubt, Exhibit 4.7 contains several examples of the operation of the royalty, milestone and Cost/Profit Share provisions under several Commercialization scenarios).

4.8                               Books and Records.  During the Term of this Agreement, the Parties shall keep, and shall ensure that their respective Affiliates and sublicensees shall keep, complete and accurate records in sufficient detail to make the reports required hereunder, to confirm compliance with the provisions of this Agreement, to properly reflect all amounts billed, owed or reported and to verify the amounts payable hereunder for a period of three (3) years after such payments are made.

4.9                               Reports.

(a)                                 Cost/Profit Share Reports.  Baxter shall deliver to Momenta within [**] days after the last day of each calendar quarter in which the applicable Product is sold a good faith estimate and within [**] days after the last day of each calendar quarter in which the applicable Product is sold, a final report setting forth:

(i) the gross sales of all Products on a Product-by-Product and country-by-country basis, sold by Baxter, its Affiliates and sublicensees during the calendar quarter and the calculation of Net Sales of the Products from gross sales;

(ii) the amount of any Sublicense Revenue received by Baxter during the calendar quarter, if relevant;

(iii) the calculation of the Profits, including detailed information on the Cost of Goods Sold and Marketing and Selling Expenses, from which the Profits are determined.  If no Profit Share is due, the report shall so state.

(b)                                 Royalty Reports.  Baxter shall deliver to Momenta [**] days after the last day of each calendar quarter in which the applicable Product is sold a good faith estimate and within [**] days after the last day of each calendar quarter in which the applicable Product is sold, a final report, a report setting forth:

(i) the gross sales of all Products on a Product-by-Product and country-by-country basis, sold by Baxter, its Affiliates and sublicensees during the calendar quarter and the calculation of Net Sales of the Products from gross sales;

(ii) the amount of any Sublicense Revenue received by Baxter during the calendar quarter, if relevant;

(iii) the calculation of the royalties, including detailed information on the royalty rates, from which the royalties are determined.  If no royalty is due, the report shall so state.

(c)                                  Momenta Reporting.  To the extent that Momenta obtains the right to Commercialize a Product as a result of Baxter’s breach of Section 2.7, Momenta shall have the same reporting obligations as Baxter under Sections 4.9(a) and 4.9(b) and all references to Baxter therein shall be replaced with Momenta and all references to Momenta shall be replaced with Baxter.

(d)                                 Legal Expense Reports.  Each Party shall deliver to the other Party within ten (10) business days after the last day of each calendar quarter, a report of the Legal Expenses incurred in such calendar quarter that are allocated under the Agreement between the Parties, along with a calculation of the amount allocable to each Party.

(e)                                  Reimbursable Third Party Payment Reports.  Each Party shall deliver to the other Party within [**] days after the last day of each calendar quarter, a report of the Reimbursable Third Party Payments that are allocated under the Agreement between the Parties, along with a calculation of the amount allocable to each Party.

4.10                        Cost Share Reports and Payments of Cost Share, Profit Share, the Up Front Payment, Royalties and Milestones.  If Momenta exercises its option to enter into the Cost/Profit Share arrangement the following shall apply:

(a)                                 Prior to IND Acceptance — Development Expenses. Prior to IND Acceptance, Baxter shall invoice Momenta quarterly for Development Expenses incurred by Baxter in accordance with the applicable Product Work Plan, promptly following the end of each calendar quarter.

(b)                                 [**] and Prior to [**] — Development Expenses.  [**] and prior to [**], Momenta and Baxter shall each report to the other the Development Expenses incurred by each Party in accordance with the applicable Product Work Plan and authorized by the JSC (in the case of Momenta, such Development Expenses shall mean those expenses incurred by Momenta in conduct of the Development Activities [**]).  The Party which incurs Development Expenses in excess of the other Party shall invoice such other Party for [**] percent ([**]%) of such excess promptly following the end of each calendar quarter.

(c)                                  Following IND Acceptance and [**] — Development Expenses. Following both IND Acceptance and [**], Momenta shall invoice Baxter quarterly for Development

Expenses incurred by Momenta in accordance with the applicable Product Work Plan and authorized by JSC, promptly following the end of each calendar quarter.

(d)                                 Commercialization Costs.  Momenta shall invoice Baxter quarterly for all Commercialization Costs incurred by Momenta as authorized by the JSC, promptly following the end of each calendar quarter.

(e)                                  Legal Expenses and Reimbursable Third Party Expenses. The Parties shall total each Party’s Allocable Legal Expense Share of the Legal Expenses and Reimbursable Third Party Payments reported under 4.9(c) and (e) within [**] days of the end of the last day of the calendar quarter.  The net amount owing to a Party shall be promptly invoiced by the Party to whom it is owed to the other Party.

(f)                                   Timing of Payments. Unless otherwise provided herein, (i) Development Expenses, Commercialization Costs, Legal Expenses, and Reimbursable Third Party Expenses shall be paid within [**] days of invoice, (ii) all royalties due to Momenta or Baxter under this Agreement shall be paid within [**] days of the end of the calendar quarter during which the applicable Net Sales were made, and (iii) if applicable, the Profit Share due to Momenta under this Agreement shall be paid within [**] days after the last day of the calendar quarter in which the Profits accrue.  All amounts shall be paid in U.S. Dollars.  To the extent royalties or Profits on any sales are made outside the U.S., the amounts payable to Momenta or Baxter for such sales shall be determined based upon the paying Party’s normal foreign currency conversion practices throughout the applicable quarter.

(g)                                  Overdue Payments. In the event the upfront payment, any milestone payment, royalty payment, Option Payment, Cost Share or Profit Share payment, or other such payment owed by Baxter to Momenta, or Cost Share payment or such other payment owed by Momenta to Baxter, under this Agreement is not made when due, such outstanding payment shall constitute a material breach of this Agreement and shall accrue interest (from the date such payment is due through and including the date upon which full payment is made) at a rate of one half of one percent (0.5%) per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment, when made, shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate nor waive the right of Momenta or Baxter to any other remedy, legal or equitable, to which it is entitled because of the delinquency of the payment.

4.11                        Taxes.  All amounts due to either Party hereunder shall not be reduced by any value-added tax or any other sales tax or duties; provided, however, that the Parties shall cooperate to minimize any tax liability; provided however, that the payor shall deduct any applicable withholding taxes or similar mandatory governmental charges levied by any governmental jurisdiction from the amount due to the other party hereunder.  Baxter and Momenta will cooperate in obtaining any necessary documentation required under applicable tax law, regulation, or intergovernmental agreement.

4.12                        Audits; Records and Inspection.  Baxter and Momenta shall keep, and cause its Affiliates and sublicensees to keep, complete, true and accurate books of account and records for the purpose of determining the Development Expenses, Commercialization Costs, Reimbursable Third Party Payments, Legal Expenses, royalty, and, as applicable, the Profit Share, amounts payable to Momenta or Baxter, as applicable, under this Agreement.  Such books and records shall be kept at the principal place of business of Baxter or its Affiliates or authorized sublicensees, or Momenta or its Affiliates, as the case may be, for at least [**] years following the end of the calendar quarter to which they pertain.  Upon [**] days prior written notice from a Party, the other Party shall permit, and shall ensure that its Affiliates and sublicensees shall permit, an independent certified public accounting firm of recognized national standing in the U.S., selected by the requesting Party and reasonably acceptable to the other Party, at the requesting Party’s expense, to have access to such Party’s (or their Affiliates or sublicensees) records, specific to a country in a Territory as appropriate, as may be reasonably necessary to verify the accuracy of any amounts reported, actually paid or payable under this Agreement for any year ending not more than [**] prior to the date of such request. Such audits may be made no more than once each calendar year, during normal business hours at reasonable times mutually agreed by the Parties.  If such accounting firm concludes that additional amounts were owed to the requesting Party during such period with respect to such country of the Territory as applicable, or if the requesting Party overpaid for any rates or fees for products or services with respect to such country of the Territory, the other Party shall pay such additional amounts or refund such overpayment (including interest on such additional sums with respect to such country of the Territory in accordance with Section 4.10(g)) within [**] days of the date the requesting Party delivers to the other Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the requesting Party; provided, however, that if the audit discloses that the amounts payable to such Party for the audited period are more than [**] percent ([**]%) of the amounts actually paid for such period in such country of the Territory as applicable, or if the audit discloses that the other Party has overcharged the requesting Party for rates or fees for products or services period in such country of the Territory as applicable, by over [**] percent ([**]%), then the other Party shall pay the reasonable fees and expenses charged by such accounting firm. Upon the expiration of [**] following the end of any calendar year, the calculation of any amounts payable with respect to such calendar year, or rates or fees charged for such year shall be binding and conclusive upon the Parties.

ARTICLE 5.
INTELLECTUAL PROPERTY AND LITIGATION

5.1                               Ownership of Intellectual Property.  Baxter shall own and retain all right, title, interest and ownership in Baxter Intellectual Property, including that developed prior to the Effective Date and that developed independently outside the course of the Collaboration. Momenta shall own and retain all right, title, interest and ownership in the Momenta Intellectual Property, including that developed prior to the Effective Date and that developed independently outside the course of the Collaboration.  The Parties shall jointly own all Collaboration Intellectual Property developed in the course of the Collaboration.  For the avoidance of doubt, the Collaboration commences with the Effective Date with respect to the Initial Products and upon the exercise of the Product Option with respect to the Additional Products.

5.2                               Improvements.  Baxter shall own all right, title, interest and ownership in and to Baxter Improvements created in the course of the Collaboration.  To the extent such Baxter Improvements are developed by Momenta and/or its Affiliates and/or their respective employees, contractors or consultants, Momenta hereby assigns to Baxter all right, title and interest in and to such Baxter Improvements, and all intellectual property rights therein.  Momenta shall own all right, title, interest and ownership in and to the Momenta Improvements created in the course of the Collaboration.  To the extent such Momenta Improvements are developed by Baxter and/or its Affiliates and/or their respective employees, contractors or consultants, Baxter hereby assigns to Momenta all right, title and interest in and to such Momenta Improvements, and all intellectual property rights therein.

5.3                               Prosecution and Maintenance of Patent Rights.

(a)                                 Generally.  Baxter shall have the right and responsibility, in its sole discretion, to prepare, file, prosecute and maintain patent protection with respect to the Baxter Patent Rights.  Momenta shall have the right and responsibility, in its sole discretion, to prepare, file, prosecute and maintain patent protection with respect to the Momenta Patent Rights. The Parties shall have the joint right and responsibility to prepare, file, prosecute and maintain patent protection with respect to Collaboration Patent Rights in the names of both Parties. Patent counsel from the Parties shall jointly review and agree on the appropriate course of action and control with respect to the preparation, filing, prosecution and maintenance of the Collaboration Patent Rights.

(b)                                 Cooperation.  Each Party shall make available to the Party filing, prosecuting or maintaining any Collaboration Patent Rights, or such Party’s authorized attorneys, agents or representatives, such of its employees whom such controlling Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Collaboration Patent Rights.

(c)                                  Responsibility for Legal Expenses. Responsibility for Legal Expenses associated with patent prosecution and maintenance shall be as follows:

(i) Momenta Patent Rights/Baxter Patent Rights. Momenta shall be responsible for and shall pay all Legal Expenses associated with the protection of and related preparation, filing, prosecution and maintenance of the Patent Rights within the Momenta Intellectual Property.  Baxter shall be responsible for the protection of and shall pay all Legal Expenses associated with the protection of and related preparation, filing, prosecution and maintenance of the Patent Rights within the Baxter Intellectual Property.

(ii) Collaboration Patent Rights. Prior to IND Acceptance, Momenta shall be responsible for and shall pay all expenses associated with the preparation, filing, prosecution and maintenance of the Collaboration Patent Rights within the Collaboration Intellectual Property during that time. Upon IND Acceptance, each Party shall be responsible for [**] percent ([**]%) of the Legal Expenses associated with the preparation, filing, prosecution and maintenance of the Collaboration Patent Rights within the Collaboration Intellectual Property following IND Acceptance. Following achievement of both IND Acceptance and [**] for a Product, Baxter shall be responsible for one hundred percent (100%) of the Legal Expenses associated with the preparation, filing, prosecution and maintenance of Collaboration Patent Rights within the Collaboration Intellectual Property for that Product.

5.4                               Patent Enforcement/Third Party Infringement.

(a)                                 Notice.  Each Party shall promptly report to the other Party during the Term any known or suspected infringement or unauthorized use of any of the Baxter Intellectual Property, the Momenta Intellectual Property or the Collaboration Intellectual Property, licensed pursuant to Sections 6.1, 6.2(c) or 6.3, as the case may be, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use.

(b)                                 Initial Meeting.  Promptly following notification to the other Party of any known or suspected infringement or unauthorized use of any of the Baxter Intellectual Property, the Momenta Intellectual Property or Collaboration Intellectual Property, the JSC shall meet and shall (i) evaluate the notice of infringement and attempt to agree on the appropriate course of action and control with respect to enforcement proceedings and (ii) determine which Party or Parties shall initiate the enforcement action. As part of the process of determining whether to pursue any Enforcement Litigation matter (as hereinafter defined), the JSC shall also decide whether or not to seek injunctive relief and/or post a bond in such Enforcement Litigation

(c)                                  JSC-Approved Enforcement Litigation.

(i) If the Parties, acting through the JSC, agree to proceed with a patent enforcement or Third Party infringement litigation matter (including seeking injunctive relief and/or the posting of a bond) (the “Enforcement Litigation”) the JSC shall at such meeting discuss in good faith selection of the Party that will take the lead (the “Lead Party”) in managing such Enforcement Litigation.  The Party that is not the Lead Party shall be referred to as the “Non-Lead Party”.  Except as expressly set forth below or as otherwise agreed by the Parties, [**].

(ii) The Lead Party shall select counsel for the Enforcement Litigation and shall have the right to control the Enforcement Litigation, and the Non-Lead Party shall join the suit as a co-plaintiff.  The Non-Lead Party shall have the right to participate in the Enforcement Litigation, and provide input directly to the Lead Party and Lead Party counsel.  Lead Party counsel shall provide drafts of proposed court filings to the Non-Lead Party for review reasonably in advance of filing to facilitate comments, input and exchange of ideas unless exigent circumstances require immediate action. Input will be provided promptly to counsel.

(iii) The Parties and their counsel shall seek to agree on joint Enforcement Litigation strategy and pleadings recognizing the importance of alignment to the

Enforcement Litigation.  Counsel to the Parties shall also consult regularly to discuss Enforcement Litigation plans and strategy and conduct Enforcement Litigation review meetings as needed, but no less frequently than monthly. The Lead Party shall give due consideration to the Non-Lead Party’s recommendations and advice with regard to claims, arguments and strategy in the Enforcement Litigation; provided, however, that if the Parties are unable to reach agreement on a particular strategy or pleading, then either Party may immediately escalate the matter to the Parties’ representatives (in the case of Baxter, to the President of BioScience and in the case of Momenta to its President) to resolve the matter.  If the matter cannot be resolved in [**] (or such shorter time period as may be necessary to meet a court deadline), then the Lead Party shall have the right to proceed without reaching consensus, and the Non-Lead Party shall have the right not to join in the Lead Party’s pleadings or arguments but shall continue to participate to the extent necessary to sustain jurisdiction and to allow the continued assertion of the Non-Lead Party’s damage claim.

(iv) All Legal Expenses related to an Enforcement Litigation matter that is approved by the JSC with respect to a Product (including any bond expenses and liability associated with the grant of injunctive relief) and damages resulting from such Enforcement Litigation shall be allocated between the Parties in accordance with their respective Allocable Legal Expense Shares.  Further, for the avoidance of doubt, once the JSC has determined that the Parties shall move forward with an Enforcement Litigation matter, a Party shall not have the right to thereafter dissent and become a Passive Party pursuant to Section 5.4(d).

(d)                                 Non-JSC-Approved Enforcement Litigation.

(i)                                     If the Parties are unable to reach consensus at the JSC on initiating an Enforcement Litigation matter within [**] (or a shorter period of time if the circumstances warrant immediate action) following notification to the other Party of any known or suspected infringement or unauthorized use of any of the Baxter Intellectual Property, the Momenta Intellectual Property or the Collaboration Intellectual Property, the Parties shall vote on the matter at the JSC, and if there is still no consensus, then the affirmative voting Party, if such Party has the sole ownership of the Patent Rights at issue or if the enforcement action involves Collaboration Patent Rights, shall have the sole right and option to determine whether or not to proceed with any Enforcement Litigation.  If such party determines to proceed with the Enforcement Litigation, such Party (hereinafter the “Active Party”) shall have the sole and exclusive right to select counsel for the Enforcement Litigation initiated by it pursuant to this Section 5.4(d).  The Party that is not the Active Party shall be referred to herein as the “Passive Party”.

(ii)                                  In any Enforcement Litigation brought by the Active Party pursuant to Section 5.4(d), the Passive Party shall join in such action as a party at the Active Party’s request in the event that an adverse party asserts, the court rules or other Laws provide, or the Active Party determines in good faith, that a court would lack jurisdiction based on the Passive Party’s absence as a party in such suit or the lack of participation by the Passive Party would materially prejudice the Enforcement Litigation; but control of such Enforcement Litigation shall remain with the Active Party.

(iii)                               All Legal Expenses related to an Enforcement Litigation matter that is not approved by the JSC with respect to a Product (including any bond expenses and liability associated with the grant of injunctive relief) and damages resulting from such Enforcement Litigation shall be allocated between the Parties as follows:

(1)                                 The Active Party shall initially be responsible for and shall pay [**] percent ([**]%) of all Legal Expenses associated with such Enforcement Litigation and the Passive Party shall initially be responsible for and shall pay [**] percent ([**]%) of such Legal Expenses; provided, however, that the maximum aggregate Legal Expenses for which the Passive Party shall be initially be responsible with respect to any specific Product shall be equal to the Legal Expense Cap.

(2)                                 If the Active Party is ultimately successful in pursuing the Enforcement Litigation Matter, all Legal Expenses for such Enforcement Litigation matter and all damages resulting from such Enforcement Litigation shall be allocated between the Parties in accordance with their respective Allocable Legal Expense Shares.  [**] for which the [**] is liable pursuant to this Section 5.4(d)(iii)(2) [**] for which the [**] was liable under Section 5.4(d)(iii)(1) shall be paid to the [**] in [**] (with [**]) with the [**] being due within [**] following receipt by the Passive Party of written notice from the Active Party that it has received the final, unappealable court order in such Enforcement Litigation matter.

(3)                                 For the avoidance of doubt, the intent of the Parties is that each Party shall [**], as expressly set forth above, of [**] (or “[**]”) in any Enforcement Litigation matter that is [**] subject to the following:

(A)                               If the Active Party [**] the intent is that the Active Party shall be responsible for [**] percent ([**]%) of the [**] Dollars (USD$[**]) of Legal Expenses [**].

(B)                               If the Active Party [**] the intent is to ensure that all Legal Expenses are borne by the Parties [**].

(iv)                              Settlement.  Neither Party may settle or consent to an adverse judgment with respect to a suit, including any settlement or judgment which affects the scope, validity or enforcement of the other Party’s Intellectual Property, without the express written consent of such other Party (such consent not to be unreasonably withheld).  However, the Party bringing suit may settle or consent to an adverse judgment in any action described without obtaining consent from the other Party as long as any such settlement or consent judgment does not impose a financial obligation upon the other Party, or limit the scope of or invalidate any intellectual property of the other Party.

5.5                               Patent Clearance, Exchange and Defensive Litigation; Third Party Suits.

(a)                                 Patent Clearance, Exchange and Litigation. Within [**] for each Product, the JSC shall task counsel with developing a Collaboration plan for freedom to operate.  The plan shall take into consideration alternative development strategies, licensing strategies, patent clearance under the BPCI Act patent exchange and litigation process, and other options that optimize the success of the Product and launch timing.  The JSC shall meet and attempt to agree at least [**] for Regulatory Approval of a Product as to the appropriate course of action with respect to the patent clearance, exchange or litigation proceedings that may arise under the BPCI Act with respect to each Product.  The Parties acknowledge that the timing for response to the BPCI Act clearance and exchange is brief and that a lead party will need to be selected to optimize effectiveness for the patent exchange process.

(b)                                 Third Party Suits. In addition, in the event that a Third Party shall otherwise make any claim or bring any suit or other proceeding against a Party, or any of its Affiliates, sublicensees, or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, development, making, using selling, offering for sale, import or export of any Product, the Party that becomes aware of such claim, suit or other proceeding shall notify the other Party and the Parties shall promptly convene a meeting of the JSC. All litigation matters contemplated by this Section 5.5 are hereinafter referred to as “Other Collaboration Litigation”.

(i)                                     The JSC shall consider any potential Other Collaboration Litigation as a regular agenda item in their meetings and with the intent of being prepared to act in sufficient time to allow the Parties to make a timely determination and respond to any such actions.  In connection therewith, the JSC shall discuss in good faith the coordination of all Other Collaboration Litigation (including patent exchange activities and litigation defense) and whether one Party should take the lead in any particular activity or suit.  The JSC shall also determine, if applicable, whether the Parties [**].

(ii)                                  Each Party shall have the right to be represented by its own counsel in such Other Collaboration Litigation matters unless the Parties elect to engage counsel jointly. The Parties shall cooperate in good faith, coordinate their input to counsel, and share drafts of proposed court filings for review reasonably in advance of filing to facilitate comments, input and exchange of ideas unless exigent circumstances require immediate action. Input will be provided promptly to counsel.  The Parties and their counsel shall seek to agree on joint strategy and pleadings recognizing the importance of alignment.  Counsel to the Parties shall also consult regularly to discuss plans and strategy, and have review meetings as needed, but no less than [**] once the BPCI Act exchange process or other litigation commences.  Each Party shall give due consideration to the other Party’s recommendations and advice with regard to claims, arguments and strategy; however, if the Parties are unable to reach agreement on a particular strategy or pleading, then either Party may immediately escalate the matter to the Parties representatives (in the case of Baxter, to the President of BioScience, in the case of Momenta to its President) to resolve the matter.  If the matter cannot be resolved in [**] (or such shorter time period as may be necessary to meet a court deadline), then each Party shall have the right [**], and each Party shall have the right [**].

(c)           JSC-Approved Other Collaboration Litigation.

(i)            If the Parties, acting through the JSC, agree to proceed with an Other Collaboration Litigation matter, the JSC shall at such meeting discuss in good faith selection of the Party that will take the lead (the “Lead Party”) in managing such Other Collaboration Litigation.  The Party that is not the Lead Party shall be referred to as the “Non-Lead Party”.  Except as expressly set forth below or as otherwise agreed by the Parties, [**].

(ii)         The Lead Party shall select counsel for the Other Collaboration Litigation and shall have the right to control the Other Collaboration Litigation, and the Non-Lead Party shall have the right to be represented by its own counsel.  The Non-Lead Party shall have the right to participate in the Other Collaboration Litigation, and provide input directly to the Lead Party and Lead Party counsel.  Lead Party counsel shall provide drafts of proposed court filings to the Non-Lead Party for review reasonably in advance of filing to facilitate comments, input and exchange of ideas unless exigent circumstances require immediate action. Input will be provided promptly to counsel.

(iii)        The Parties and their counsel shall seek to agree on joint Other Collaboration Litigation strategy and pleadings recognizing the importance of alignment to the Other Collaboration Litigation.  Counsel to the Parties shall also consult regularly to discuss Other Collaboration Litigation plans and strategy and conduct Other Collaboration Litigation review meetings as needed, but no less frequently than monthly. The Lead Party shall give due consideration to the Non-Lead Party’s recommendations and advice with regard to claims, arguments and strategy in the Other Collaboration Litigation; provided, however, that if the Parties are unable to reach agreement on a particular strategy or pleading, then either Party may immediately escalate the matter to the Parties’ representatives (in the case of Baxter, to the President of BioScience and in the case of Momenta to its President) to resolve the matter.  If the matter cannot be resolved in [**] (or such shorter time period as may be necessary to meet a court deadline), then the Lead Party shall have the right to proceed without reaching consensus, and the Non-Lead Party shall have the right not to join in the other Lead Party’s pleadings or arguments and to assert its own claims and defenses.

(iv)        All Legal Expenses related to an Other Collaboration Litigation matter that is approved by the JSC with respect to a Product and damages resulting from such Other Collaboration Litigation shall be allocated between the

Parties in accordance with their respective Allocable Legal Expense Shares. Further, for the avoidance of doubt, once the JSC has determined that the Parties shall move forward with an Other Collaboration Litigation matter, a Party shall not have the right to thereafter dissent and become a Passive Party pursuant to Section 5.5(d); but a Non-Lead Party shall have the right to assert its own claims and defenses if the Lead Party does not elect to assert such claims and defenses on behalf of such Party.

(d)           Non-JSC-Approved Other Collaboration Litigation.

(i)            If the Parties are unable to reach consensus at the JSC on initiating an Other Collaboration Litigation matter, including the initiation of the patent exchange process under the BPCI Act, matter within [**] (or a shorter period of time if the circumstances warrant immediate action) following notification to the other Party of any known or suspected infringement or unauthorized use of any of the Baxter Intellectual Property, the Momenta Intellectual Property or Collaboration Intellectual Property, the Parties shall vote on the matter at the JSC, [**].  If such party determines to proceed with the Other Collaboration Litigation, such Party (hereinafter the “Active Party”) shall have the sole and exclusive right to select counsel for the Other Collaboration Litigation initiated by it pursuant to this Section 5.5(d).  The Party that is not the Active Party shall be referred to herein as the “Passive Party”.

(ii)           All Legal Expenses related to an Other Collaboration Litigation matter that is not approved by the JSC with respect to a Product (including any bond expenses and liability associated with the grant of injunctive relief) and damages resulting from such Other Collaboration Litigation shall be allocated between the Parties as follows:

(1)           The Active Party shall initially be responsible for and shall pay [**] percent ([**]%) of all Legal Expenses associated with such Other Collaboration Litigation and the Passive Party shall initially be responsible for and shall pay [**] percent ([**]%) of such Legal Expenses; provided, however, that the maximum aggregate Legal Expenses for which the Passive Party shall be initially be responsible with respect to any specific Product shall be equal to the Legal Expense Cap.

(2)           If the Active Party is [**], all Legal Expenses for such Other Collaboration Litigation matter and all damages resulting from such Other Collaboration Litigation shall be [**] for which the [**] is liable pursuant to this Section 5.5(d)(ii)(2) [**] for which the [**] was liable under Section 5.5(d)(ii)(1) shall be paid to the [**] in [**] (with [**]) with the [**] being due within [**] following receipt by the Passive Party of written notice from the Active Party that it has receive the final, unappealable court order in such Other Collaboration Litigation matter.

(3)           For the avoidance of doubt, the intent of the Parties is that each Party shall [**] (or “[**]”) in any Other Collaboration Litigation matter that is [**] subject to the following:

(A)          If the Active Party [**] the intent is that the Active Party shall be responsible for [**] percent ([**]%) of the first [**] Dollars (USD$[**]) of Legal Expenses [**].

(B)           If the Active Party [**] the intent is to ensure that all Legal Expenses are borne by the Parties [**].

5.6           Citizen’s Petitions and Citizen Petition Litigation.  The JSC shall review and agree on the appropriate course of action with respect to citizen’s petition proceedings and litigation. The Parties agree that all Legal Expenses associated with citizen’s petition proceedings shall be allocated according to the Parties’ respective Allocable Legal Expense Shares.

5.7           Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions wherever applicable to Patent Rights controlled by either Party that cover a Product.  The Parties shall use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, the Patent Rights or the claims of the Patent Rights shall be selected, by the Party owning or controlling the Patent Rights, on the basis of the scope, enforceability and remaining term of the Patent Right in the relevant jurisdiction.  All filings for such extensions shall be made by the Party owning or controlling such Patent Rights.

5.8           Patent Marking.  Baxter shall be responsible for complying with patent marking statutes in the applicable country in the Territory in which a Product is sold by Baxter, its Affiliates or its sublicensees.

5.9           Participation of Other Persons in the Collaboration. Except as the Parties may otherwise agree in writing, each of Baxter and Momenta shall be responsible for executing an appropriate agreement with each employee, individual contractor, consultant or agent (including, for purposes of clarity, individuals who regularly work for Affiliates of Baxter or Momenta), as well as Third Parties working on their respective behalves on the Collaboration, including a provision requiring such employee, individual contractor, consultant, agent, or Third Party to assign to Baxter or Momenta, respectively, all Know-How and Patent Rights which he or she develops or conceives and/or reduces to practice in the course of his or her work on the Collaboration so that such Know-How and Patent Rights are Controlled by Baxter or Momenta, respectively.  Each Party shall use Commercially Reasonable and Diligent Efforts to enforce the terms of their respective agreements described in this Section 5.9.  Upon written request, each Party shall make available to the other Party copies of any material agreements with contractors or other Third Parties with respect to Third Party Payments authorized by the JSC under Section 4.4.

5.10         Disclosure of Know-How.

(a)           In connection with the activities contemplated by this Agreement, the Parties anticipate that certain Know-How will be disclosed between the Parties. In order to keep accurate records of what each Party considers to be its Know-How, and for the Parties to monitor their obligations with respect to such Know-How, the Parties shall establish an electronic registry (the “Know-How Database Registry”) accessible to both Parties.

(b)           Each Party shall designate a Know-How Database Registry manager, whose responsibility it will be to [**]. Each entry shall [**].  Upon entry of a document into the Know-How Database Registry, the Know-How Database Registry manager for the entering Party shall [**]. Such notification shall be through an email sent either by the entering Party’s Know-How Database Registry manager or through an automated system wherein an email is sent by the Know-How Database Registry following entry of the document.

(c)           The reviewing Party’s Know-How Database Registry manager shall have [**], and either [**]; however, in the case of Technology Transfer documentation, the reviewing Party’s Know-How Database Registry manager shall have [**], due to the large amount of documents in the Technology Transfer documentation. If the reviewing Party [**], such document shall be deemed Know-How of the entering Party. If the reviewing Party [**], the reviewing Party shall provide written notice to [**] shall be entered in the Know-How Database Registry referencing the [**].

(d)           At such time as the Parties have [**], the original entering Party shall respond to the [**] provided in the Know-How Database Registry.  The Parties shall discuss in a timely manner the [**] shall be entered into the Know-How Database Registry.  If the Parties are not able to [**] of the entering party, the dispute shall be resolved by senior management of the Parties and if senior management is not able to come to a prompt resolution, the dispute shall be resolved pursuant to the terms set forth in Section 12.11.

ARTICLE 6.
LICENSES; CHARACTERIZATION OPTION AND EXCLUSIVITY

6.1           Licenses to Baxter.

(a)           Development License.  Subject to the terms and conditions of this Agreement, Momenta hereby grants to Baxter, a co-exclusive (co-exclusive with Momenta), right and license, in the Field, in the Territory under the Momenta Intellectual Property solely to perform its activities under the applicable Product Work Plan(s) and Commercialization Plan(s) to Develop and Commercialize the Products.

(b)           Product License.  Subject to the terms and conditions of this Agreement (to the extent this Section 6.1(b) conflicts with Section 6.1(a) above, this Section 6.1(b) shall control), Momenta hereby grants to Baxter, an exclusive, right and license, in the Field, in the Territory, with the right to grant sublicenses solely as agreed to by the Parties, under the Momenta Intellectual Property solely to (i) make (and have made), use, and import the Products for commercial sale and (ii) sell, offer for sale and have sold the Products.

(c)           Covenant.  Baxter shall use such Momenta Intellectual Property solely for the purposes of exercising its rights and performing its obligations under this Agreement.

6.2           Licenses to Momenta.

(a)           Commercialization License.  Subject to the terms and conditions of this Agreement, Baxter hereby grants to Momenta, a co-exclusive (co-exclusive with Baxter), right and license, in the Field, in the Territory, under the Baxter Intellectual Property solely to (i) perform its activities under the applicable Product Work Plan(s) to Develop the Products and (ii) to the extent Momenta has rights to Commercialize the Products pursuant to Section 2.7(b) to perform its activities under the applicable Commercialization Plan.

(b)           Development License. Subject to the terms and conditions of this Agreement (to the extent this Section 6.2(b) conflicts with Section 6.2(a) above, this Section 6.2(b) shall control), Baxter hereby grants to Momenta, an exclusive right and license, in the Field, in the Territory, with the right to grant sublicenses solely as agreed to by the Parties, under the Baxter Intellectual Property solely to make (and have made), use, and import the Products for Development.

(c)           Covenant.  Momenta shall use such Baxter Intellectual Property solely for the purposes of exercising its rights and performing its obligations under this Agreement.

6.3           Collaboration Intellectual Property Cross License.  Each Party grants to the other Party a non-exclusive, royalty-free, worldwide right and license, with the right to grant sublicenses, to practice the Collaboration Intellectual Property outside the scope of the Collaboration.

6.4           In-Licensed Technology. After the Effective Date, if either Party, its Affiliates, or sublicensees identify the need for, or are otherwise offered, a license, covenant not to sue or similar rights to Third Party Patent Rights or Know-How that such Party or its Affiliates in good faith believes are (a) necessary to avoid infringement or misappropriation of such Third Party Patent Right or Know-How based on the Development or Commercialization of the applicable Product or (b) necessary or useful for the Development or Commercialization of the applicable Product, prior to commencing negotiations or entering into an agreement with respect to any such Third Party license or covenant, such Party shall promptly notify the other Party.  The Parties shall thereafter conduct good faith discussions, by way of the JSC, regarding whether such Third Party Patent Rights or Know-How are necessary or useful for the Development and Commercialization of the Product. The Parties shall agree on which Party shall negotiate the license, including any associated Third Party Payments, provided, however, that no definitive license agreement shall be signed by either Party with regard to such rights without the other Party’s written consent, which shall not be unreasonably withheld or delayed.

6.5           Retained Rights.  Any rights of Momenta not expressly granted to Baxter under the provisions of this Agreement shall be retained by Momenta and any rights of Baxter not expressly granted to Momenta under the provisions of this Agreement shall be retained by Baxter.

6.6           Exclusive Collaboration.  During the Term of the Agreement, Momenta and Baxter each agree, respectively, that they shall, and shall ensure that their respective Affiliates and sublicensees shall, collaborate exclusively on the Development and Commercialization of the Products and shall not develop or sell a Competing Product to a Product on their own behalf or on behalf of a Third Party. Should a Party fail to comply with this Section 6.6, such failure shall be deemed a material breach of the Agreement, providing the non-breaching Party with the right to terminate the Agreement with respect to the Product for which the Competing Product was developed.

6.7           Protection of Baxter Proprietary Information.  In connection with its Development Activities in the Collaboration, Momenta will have access to Baxter’s proprietary technology relating to [**].  Such [**] is primarily related to the methods used to develop and commercialize [**].  In order to protect Baxter’s proprietary information, during the Term of the Agreement and for a period of [**] thereafter, Momenta agrees [**].

6.8           Bankruptcy.  All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  Upon the bankruptcy of a Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 7.
CONFIDENTIAL INFORMATION

7.1           Confidentiality.  Except as contemplated by this Agreement, each Party shall hold in confidence and shall not publish or otherwise disclose and shall not use for any purpose (a) any Confidential Information of the other Party disclosed to it pursuant to the terms of this Agreement, (b) the terms of this Agreement, and (c) the transactions contemplated hereby until ten (10) years after the expiration or termination of this Agreement.  The members of the JSC and any Sub-Committees shall use pricing and other competitive commercial information provided by the other Party solely for purposes of the Collaboration and shall not share such information more broadly within their organizations.

7.2           Public Disclosure. The Parties have attached hereto as Exhibit 7.2, a mutually acceptable press release announcing the Collaboration (the “Initial Press Release”).  The JSC shall review, from time to time, proposed disclosures of the Parties and consent for such disclosures shall not be unreasonably withheld.  Except as otherwise required by Law (as reasonably determined by counsel) and with respect to JSC approved disclosures, as well as the Initial Press Release as agreed upon between the Parties, neither Party shall issue a press release or make any other public disclosure of the terms of this Agreement without the prior approval of such press release or public disclosure by the other Party.  Each Party shall submit any such press release or public disclosure to the other Party, and the receiving Party shall have five (5) business days from receipt to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld.  If the receiving Party does not respond to the other Party within such five (5) business day period, the press release or public disclosure shall be deemed approved.  In addition, if a public disclosure is required by Law, including without limitation in a filing with the Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment.  The first approval of the contents of a press release or public disclosure shall constitute permission to use such contents subsequently without submission of the press release or public disclosure to the other Party for approval.

7.3           Legally Required Disclosures.  If the receiving Party or any of its representatives is required by law, rule or regulation or by order of a court of law, administrative agency, or other governmental body to disclose any of the Confidential Information, the receiving Party will (a) promptly provide the disclosing Party with reasonable advance written notice to enable the disclosing Party the opportunity to seek, where appropriate, a protective order or to otherwise prevent or limit such legally required disclosure, (b) use Commercially Reasonable Efforts to cooperate with the disclosing Party to obtain such protection, and (c) disclose only the legally required portion of the Confidential Information.  Any such legally required disclosure will not relieve the receiving Party from its obligations under this Agreement to otherwise limit the disclosure and use of such information as Confidential Information.

7.4           Confidential Terms.  Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; provided, however, that disclosures may be made on a strict need to know basis to actual or prospective investors, acquirers, financing sources or licensees, or to a Party’s accountants, attorneys and other professional advisors.

7.5           Regulatory Disclosures. With respect to a Product, each of the Parties agrees to share, upon request, its relevant data from laboratory, preclinical and clinical studies conducted in support of the regulatory filings for the Development, approval and marketing of such Product with the other Party and its Affiliates and sublicensees on a royalty-free basis, provided, however, that any data so transferred shall be used by the receiving Party and its Affiliates and sublicensees solely for the purposes authorized under this Agreement.  Except as set forth in the preceding sentence, if an Affiliate or sublicensee of a Party shall fail to agree to a reciprocal data sharing arrangement, such Affiliate or sublicensee, as the case may be, shall not be entitled to receive the data of the other Party or its Affiliates or sublicensees.  Each Party agrees to grant to the other the right to cross-reference any regulatory filing made by a Party with regard to a Product or any Regulatory Approval received by a Party with regard to a Product as the other Party believes may be useful or necessary for it to obtain approval to distribute and sell such Product, consistent with the terms of this Agreement.

7.6           Prior Confidentiality Agreements. The Parties are parties to a Mutual Confidential Disclosure Agreement dated [**], as amended and a Community of Interest Letter dated [**], as amended on [**] (collectively, the “Prior Confidentiality Agreements”). The following shall be considered Confidential Information hereunder, subject to the exceptions in Section 1.26:  (a) all

Confidential Information (as that term is defined in the Prior Confidentiality Agreements disclosed pursuant to the Prior Confidentiality Agreements, and (b) the Position Statements (as that term is defined in the Community of Interest Letter referenced above), which, notwithstanding anything in this Agreement to the contrary, shall also remain subject to the provisions of Section 3 of such Community of Interest Letter.

ARTICLE 8.
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1           Baxter Indemnification.  Baxter agrees to defend Momenta and its Affiliates, and their respective agents, directors, officers and employees (the “Momenta Indemnitees”), at Baxter’s cost and expense, and will indemnify and hold harmless the Momenta Indemnitees from and against any and all Third Party product liability related losses, costs, damages, fees or expenses (collectively, “Momenta Losses”) arising out of any act or omission of Baxter, its Affiliates, sublicensees, contractors or agents in connection with the development, use, manufacture, distribution or sale of a Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, a Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made, provided that the foregoing indemnity shall not apply to the extent that any such Momenta Losses are attributable to (a) the material breach by Momenta of this Agreement or any applicable Work Plan, or (b) the gross negligence or willful misconduct of the Momenta Indemnitees.  In the event of any such claim against any Momenta Indemnitee, Momenta shall promptly notify Baxter in writing of the claim and Baxter shall manage and control, at its sole expense, the defense of the claim and its settlement. Notwithstanding the foregoing no settlements shall be finalized without obtaining Momenta’s prior written consent, which shall not be unreasonably withheld, except that in the case of a settlement that does not require an admission or action on the part of Momenta, and does not harm Momenta or its ability to comply with its obligations hereunder, Momenta’s consent shall not be required so long as Momenta is unconditionally released from all liability in such settlement.  Momenta shall cooperate with Baxter and may, at its option and expense, be represented in any such action or proceeding. Baxter shall not be liable for any settlements, litigation costs or expenses incurred by Momenta Indemnitees without Baxter’s written authorization.

8.2           Momenta Indemnification.  Momenta agrees to defend Baxter and its Affiliates, and their respective agents, directors, officers and employees (the “Baxter Indemnitees”), at Momenta’s cost and expense, and will indemnify and hold harmless the Baxter Indemnitees from and against any and all Third Party product liability related losses, costs, damages, fees or expenses (collectively, “Baxter Losses”) arising out of any act or omission of Momenta, its Affiliates, sublicensees, contractors or agents in connection with the development, use, manufacture, distribution or sale of a Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, a Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made, provided that the foregoing indemnity shall not apply to the extent that any such Baxter Losses are attributable to (a) Baxter’s material breach of this Agreement or an applicable Work Plan, or (b) the gross negligence or willful misconduct of the Baxter Indemnitees.  In the event of any such claim against any Baxter Indemnitee, Baxter shall promptly notify Momenta in writing of the claim and Momenta shall manage and control, at its sole expense, the defense of the claim and its settlement. Notwithstanding the foregoing no settlements shall be finalized without obtaining Baxter’s prior written consent, which shall not be unreasonably withheld, except that in the case of a settlement that does not require an admission or action on the part of Baxter, and does not harm Baxter or its ability to comply with its obligations hereunder, Baxter’s consent shall not be required so long as Baxter is unconditionally released from all liability in such settlement.  Baxter shall cooperate with Momenta and may, at its option and expense, be represented in any such action or proceeding. Momenta shall not be liable for any settlements, litigation costs or expenses incurred by Baxter Indemnitees without Momenta’s written authorization.

8.3           Insurance.  Each Party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement.  Such insurance shall be in such amounts and subject to such deductibles as are prevailing in the industry from time to time, provided that, each Party shall maintain a minimum of an aggregate of [**] Dollars (USD$[**]) in general comprehensive liability insurance and an aggregate of: (a) [**] Dollars (USD$[**]) in product liability insurance [**] and (b) [**] Dollars (USD$[**]) in product liability insurance no later than [**] days following [**].

8.4           No Consequential Damages.  UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF Article 6 OR Article 7, NO PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT.

ARTICLE 9.
EXPORT

9.1           General.  The Parties acknowledge that the exportation from the U.S. of materials, products and related technical data (and the re-export from elsewhere of U.S. origin items) may be subject to compliance with U.S. export laws, including without limitation the U.S. Bureau of Export Administration’s Export Administration Regulations, the Federal Food, Drug and Cosmetic Act and regulations of the FDA issued thereunder, and the U.S. Department of State’s International Traffic and Arms Regulations which restrict export, re-export, and release of materials, products and their related technical data, and the direct products of such technical data.  The Parties agree to comply with all exports laws and to commit no act that, directly or indirectly, would violate any U.S. law, regulation, or treaty, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the U.S. adheres or with which the U.S. complies.

9.2           Delays.  The Parties acknowledge that they cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party.

9.3           Assistance.  The Parties agree to provide assistance to one another in connection with each Party’s efforts to fulfill its obligations under this Article 9.

9.4           Other.  The Parties agree not to export, re-export, or release any item that may be used in the design, development, production, stockpiling or use of chemical or biological weapons in or by a country listed in Country Group D: 3 of Part 370 to Title 15 of the U.S.  Code of Federal Regulations as it may be updated from time to time.

ARTICLE 10.
DEFAULT OR TERMINATION

10.1         Term.  This Agreement shall be binding upon the Parties as of the Effective Date.  The term of this Agreement (the “Term”) shall commence on the Execution Date, unless earlier terminated as provided in this Article 10 (the date of any such termination, the “Termination Date”), shall continue in full force and effect, on a country-by-country and Product-by-Product basis until there is no remaining royalty, Profit Share or other payment obligation in such country with respect to such Product, at which time this Agreement shall expire in its entirety with respect to such Product in such country.

10.2         Termination by Baxter for Convenience.  Baxter shall have the right to terminate the Agreement in whole or on a Product-by-Product basis at any time by providing written notice to Momenta.

(a)           Termination following IND Acceptance. In the event Baxter elects to terminate the Agreement with respect to a Product within the sixty (60) day period following IND Acceptance of such Product, Baxter shall provide six (6) months prior written notice to Momenta.

(b)           Termination prior to Phase II Clinical Trial or Phase III Clinical Trial.  In the event Baxter elects to terminate the Agreement with respect to a Product more than sixty (60) days following IND Acceptance of such Product but before there is the first dosing in humans in a Phase II Clinical Trial or Phase III Clinical Trial for such Product, Baxter shall provide nine (9) months prior written notice to Momenta.

(c)           Termination Prior to First Regulatory Approval. In the event Baxter elects to terminate the Agreement with respect to a Product following the first dosing in humans in a Phase II Clinical Trial or Phase III Clinical Trial for such Product, but prior to the first Regulatory Approval of the Product, Baxter shall provide twelve (12) months prior written notice to Momenta.

(d)           Termination Following Regulatory Approval. In the event Baxter elects to terminate the Agreement with respect to a Product following the first Regulatory

Approval of such Product, Baxter shall provide twelve (12) months prior written notice to Momenta.

(e)           Partial Termination. In the event Baxter elects to terminate the Agreement with respect to one or more Products (but not the Agreement in whole) under this Section 10.2, Baxter’s obligations will be as set forth in Section 10.6, and Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture, commercialize or license a Third Party to research, develop, manufacture, or commercialize such terminated Product(s).

10.3        Termination of Agreement by Momenta for Baxter’s Termination of the Initial Products. Momenta shall have the right to terminate the Agreement in its entirety if Baxter elects to terminate both Initial Products prior to IND Acceptance by providing written notice to Baxter. Momenta shall thereafter have the right, subject to the terms of this Agreement including, to the extent applicable, the limited licenses granted herein, to research, develop, manufacture, or commercialize or license a Third Party to research, develop, manufacture or commercialize such former Initial Products.

10.4        Termination of Agreement for Breach of Material Obligation.  Each Party shall have the right to terminate the Agreement in whole or on a Product-by-Product basis, as well on a country-by-country basis for breach of material obligations as follows:

(a)           Except as provided for in Section 10.4(b) below, but subject to Section 2.7(b) and 2.7(c) above, in the event that a Party shall have breached or defaulted in the performance of any of its material obligations hereunder and such breach or default shall continue for a period of [**] days after written notice of such breach and the intent to terminate is provided to the breaching Party by the non-breaching Party, the non-breaching Party shall have the right, but not the obligation, to terminate this Agreement (or, as set forth in Section 6.6, the relevant Product) effective upon a second written notice to the breaching Party following the failure of the breaching Party to cure such breach or default during the [**] day period following the first written notice from the non-breaching Party.

For the avoidance of doubt, Baxter’s failure to perform its obligations pursuant to Section 4.2(a) with respect to either GMP manufacturing or clinical (in human) studies shall constitute a material breach of the Agreement.

(b)           Subject to Section 2.7(b) and (c), in the event that an alleged breach or default pertains to a failure to exercise Commercially Reasonable Efforts, the [**] day notice period in paragraph (a) above shall not commence until the following additional resolution process is not completed successfully:

(i) [**] days after a Party (the “Alleging Party”) alleges a failure of the other Party to exercise Commercially Reasonable Efforts (the “Alleged Breaching Party”), the Alleged Breaching Party shall provide a written objective plan that documents how the Alleged Breaching Party either is performing its obligations under the Agreement or will within the next [**] be performing its obligations in accordance with its duty to exercise Commercially Reasonable Efforts.

(ii) If the Alleging Party is not satisfied that the written plan objectively resolves the allegations, then the Alleging Party can elect to proceed under paragraph (a) without further resolution under this paragraph (b).

10.5        Termination for Bankruptcy.  To the extent permitted under applicable Law, either Party may terminate this Agreement effective immediately with written notice if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall file a petition under insolvency Laws, shall be dissolved or shall have a receiver appointed for substantially all of its property.

10.6        Consequences of Termination.

(a)           Without limiting any other legal or equitable remedies that either Party may have, if this Agreement or a Product under the Agreement is terminated by Baxter pursuant to Section 10.2, by Momenta pursuant to Section 10.3, or is the result of a termination by Momenta for material breach by Baxter under Section 10.4, bankruptcy by Baxter under Section 10.5, or force majeure affecting Baxter under Section 12.6, the following provisions will take effect as of the effective date of such termination:

(i) Baxter will, using Commercially Reasonable Efforts, promptly [**](A) possession and ownership of all [**] reasonably necessary for and primarily related to the Development, manufacture or Commercialization of the terminated Product(s), (B) copies of all [**] reasonably necessary for and primarily related to the Development, manufacture or Commercialization of the terminated Product(s), including all [**] relating to the terminated Product(s), and (C) all [**] containing Confidential Information of Momenta; provided, however, that Baxter shall be entitled to retain one copy of all such Confidential Information for purposes of determining its obligations under this Agreement;

(ii) Baxter will either (A) appoint [**] as Baxter’s and/or its Affiliates’ agent for all terminated Product-related matters involving Regulatory Authorities; (B) serve as [**]; or (C) [**] for the period of time after termination necessary to allow for an orderly transition of the regulatory file or Regulatory Approval.  Momenta agrees to use Commercially Reasonable Efforts to limit this obligation as is practicable under the circumstances;

(iii) If, at the time of termination, Baxter is then-currently performing process development or manufacturing activities for the terminated Products, Baxter shall upon Momenta’s written request for a reasonable period of time [**] following receipt of written termination notice) and subject to Momenta’s agreement to [**], as applicable) associated therewith: (A) continue to perform such process development activities and/or manufacturing activities for the terminated Product(s) and/or (B) use good faith reasonable efforts to effect a transfer of such activities to Momenta or a Third Party.  If Momenta so requests,

Baxter will assign to Momenta any agreements with Third Parties reasonably necessary for and primarily relating to the Development, manufacture or Commercialization of the terminated Product(s) to which Baxter is a party to the extent permitted by the terms of such agreements; provided, however, that Baxter shall not be obligated to pay any amounts to the counterparty or to any Third Party in connection with such assignment;

(iv) Except as set forth below in Section 10.6(c), the licenses granted to Baxter and Momenta pursuant to Article 6 will terminate (except to the extent necessary to enable Baxter to perform its obligations under this Section 10.6); provided, however, that if the Agreement is terminated by Momenta pursuant to Section 10.4 due to Baxter’s breach, (A) the licenses granted to Momenta under Sections 6.2 and 6.3 will survive for all Baxter Intellectual Property existing as of the date of termination and (B) Baxter shall grant Momenta (1) a [**] non-exclusive, sublicenseable [**] license under the Baxter Intellectual Property existing as of the date of termination and (2) an exclusive, sublicenseable license under the Collaboration Intellectual Property to make, have made, use, import, sell and have sold the terminated Products.  Momenta shall have the right to prosecute and enforce any exclusively licensed Collaboration Patent Rights.  [**] shall [**] of each Product which, but for the licenses granted hereunder, would infringe the [**] existing as of the Termination Date.  The [**] shall be determined by the occurrence or non-occurrence of the events set forth in Section 10.6(c) but shall be [**] percent ([**]%) [**] set forth therein, and similarly shall [**] set forth in clauses (i), (ii) and (iii) of Section 10.6.(c).

(v) Baxter will assign to Momenta all right, title and interest in the trademark(s) for the terminated Products and all goodwill associated therewith.

(vi) Baxter will, at Momenta’s sole cost and expense, reasonably cooperate with Momenta, if requested, to transition all Clinical Development activities initiated by Baxter prior to the Termination Date;

(vii) Baxter shall submit payment to Momenta for any amounts paid by Momenta related to clinical (human) studies, GMP manufacturing activities, Development Expenses and Commercialization Costs incurred through the Termination Date for which Baxter is responsible for under the Agreement, and any milestones achieved as of the date of termination within sixty (60) days following receipt from Momenta of a detailed invoice therefore; and

(viii) Baxter will, at Momenta’s sole cost and expense, return to Momenta all inventory of terminated Product in its possession as of the date of termination.

In addition, Momenta shall reimburse Baxter for [**] with the performance of the activities under subsections (i) and (ii), above.

(b)           Without limiting any other legal or equitable remedies that either Party may have, if this Agreement or a Product under the Agreement is terminated by Baxter as a result of a material breach by Momenta under Section 10.4, the following provisions will take effect as of the effective date of such termination:

(i) Momenta will, as soon as practicable, transfer to Baxter or its designee (A) copies of all data, reports, records and cell line materials in Momenta’s possession or control relating to the Development, manufacture or Commercialization of the terminated Product(s), including all non-clinical and clinical data relating to the terminated Product(s), cell lines and (B) all records and materials in Momenta’s possession or control containing Confidential Information of Baxter; and

(ii) The licenses granted to Momenta in Article 6 will terminate and the licenses and rights granted to Baxter under Article 6 will survive in accordance with their terms and subject to payment obligations set forth in Article 4.

(c)           Termination Without Cause Reimbursement.  If the Agreement or a Product was terminated by Baxter pursuant to Section 10.2, the licenses granted to Momenta under Sections 6.2 and 6.3 will survive for all Baxter Intellectual Property existing as of the date of termination and Baxter shall grant Momenta a [**], non-exclusive, sublicenseable (subject to the prior written consent of Baxter which consent shall not be unreasonably withheld, conditioned or delayed) license under the Baxter Intellectual Property existing as of the date of termination and an exclusive, sublicenseable license under the Collaboration Intellectual Property to make, have made, use, import, sell and have sold the terminated Products pursuant to the following terms:

(i)            In the event Baxter terminates the Agreement with respect to a Product [**] of such Product as provided for at Section 10.2(b), Momenta shall [**] of such Product, [**] Baxter’s Development Expenses with respect to the Development of such Product, [**].

(ii)           In the event Baxter terminates the Agreement with respect to a Product [**] of such Product as provided for at Section 10.2(c) herein, Momenta shall [**] Baxter’s Development Expenses and Commercialization Costs with respect to the Development and Commercialization of such Product, [**].

(iii)          In the event Baxter terminates the Agreement with respect to a Product following [**] of such Product as provided for at Section 10.2(d) herein, Momenta shall [**] of such Product, [**] Baxter’s Development Expenses and Commercialization Costs [**] with respect to the Development and Commercialization of such Product, [**].

10.7        Non-Exclusive Remedy.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at Law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

10.8        Survival of Liability.  Expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination,

has already accrued or that is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.

10.9        Survival.  Upon termination of the Agreement as allowed for in this Article 10, the following sections of this Agreement shall survive: Article 1; Article 6 (to the extent provided for in Article 10); Article 7; Article 8; Article 9; Article 12; Section 4.2 (to the extent payments are earned but have not been paid prior to termination); Section 4.3 (to the extent following termination Sections 5.3, 5.4, 5.5 and 5.6 survive); Section 4.4 (to the extent Third Party Payments accrue prior to termination); Section 4.5 (to the extent a milestone is earned but has not been paid prior to termination); Section 4.6 (to the extent Royalties are earned but have not been paid prior to termination); Section 4.7 (to the extent accrued but not paid prior to termination); Section 4.9; Section 4.10 (with respect to actions and performance occurring prior to the Termination Date); Section 4.11, Section 4.12; Section 5.1, Section 5. 2, Section 5.3; Section 5.4 (with respect to Enforcement Litigation initiated prior to termination); Section 5.5 (with respect to Other Collaboration Litigation initiated prior to termination); Section 5.6 (with respect to Citizen’s Petitions proceedings initiated prior to termination); Section 5.7; Section 5.8; Section 6.5; Section 6.7; Section 6.8; Section 10.2(e); Section 10.3, Section 10.4; Section 10.5; Section 10.6; Section 10.7; Section 10.8; Section 10.9 ; and Exhibit 12. 11,

ARTICLE 11.
REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1        Momenta.  Momenta represents and warrants that, as of the Execution Date: (a) it has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it hereunder; (b) to the knowledge of Momenta, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of Momenta to enter into and perform its obligations under this Agreement; (c) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (d) this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and (e) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or violate any requirement of applicable Laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of it.

11.2        Baxter.  Baxter represents and warrants that as of the Execution Date: (a) it has the full right, power and authority to enter into this Agreement and to grant the licenses granted by it hereunder; (b) to the knowledge of Baxter, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of Baxter to enter into and perform its obligations under this Agreement; (c) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (d) this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and (e) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of it.

11.3        Compliance with Laws.  Each Party shall carry out all work assigned to such Party in the applicable Product Work Plan(s) and its other obligations under this Agreement in material compliance with all applicable Laws, including (a) the Food, Drug, and Cosmetic Act and any applicable implementing regulations, and relevant foreign equivalents thereof; (b) GMPs; (c) all other applicable FDA guidelines and relevant guidelines of applicable regulatory authorities; (d) all other applicable laws and regulations, including all applicable federal, national, multinational, state, provincial and local environmental, health and safety laws and regulations in effect at the time and place of manufacture of a Product; and (e) all applicable export and import control laws and regulations.

11.4        Commercialization of Products.  Baxter agrees, on behalf of itself and its Affiliates and sublicensees, not to materially and artificially discount the price of a Product solely to generate sales of other Baxter products.

11.5        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF TECHNOLOGY OR PATENT CLAIMS, WHETHER ISSUED OR PENDING.

ARTICLE 12.
MISCELLANEOUS

12.1        Governing Laws and Compliance with Laws.  This Agreement shall be governed by, interpreted and construed in accordance with the substantive Laws of the State of Delaware, without regard to conflicts of law principles.

12.2        Waiver.  It is agreed that no waiver by any Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.3        Assignments.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior written consent of the other or pursuant to subcontracting or sublicensing arrangements expressly contemplated herein; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 12.3 shall be void.

12.4        Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.5        Notices.  Any notice required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, or sent by a nationally recognized overnight courier service, or sent by hand delivery, to the representative for such Party at the address set forth below for such Party.  If a Party changes its representative or address, written notice shall be given promptly to the other Party of the new representative or address.  Notice shall be deemed given on the third (3rd) business day after being sent in the case of delivery by mail, on the first (1st) business day after being sent in the case of delivery by overnight courier, and on the date of delivery in the case of delivery by hand.  The addresses of the Parties and representatives are as follows:

If to Momenta:	Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, MA 02142
USA
Attn: President and CEO

With a copy to:	Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, MA 02142
USA
Attn: General Counsel

If to Baxter, Inc.:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, IL 60015
USA
Attention: President BioScience

With a copy to:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, IL 60015
USA
Attention: General Counsel

12.6        Force Majeure.  Neither Party shall be held liable or responsible to the other nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement (excluding payment obligations) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, and other similar causes.  Performance shall be excused only to the extent of and during the reasonable continuance of such disability.  Any deadline or time for performance specified in a Work Plan that falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability.  Each Party shall immediately notify the other if, by reason of any of the disabilities referred to herein, it is unable to meet any deadline or time for performance specified in any Exhibit to this Agreement.  The Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.  If a condition constituting force majeure, as defined herein, exists for more than [**], either Party may terminate this Agreement.

12.7        Complete Agreement.  Except with regards to the Community of Interest Letter Agreement between the Parties dated [**], as amended on [**] with respect to patent due diligence conduct by Baxter, it is understood and agreed between Momenta and Baxter that this Agreement constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, whether written or oral, expressed or implied, shall be of no force or effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Momenta and Baxter.

12.8        Quality Agreement.  No later than [**] prior to Momenta or a Third Party engaged by Momenta engaging in cGMP activities, the Parties shall enter into a quality agreement relating to any cGMP Product to be supplied by Momenta.

12.9        Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without such provision.  In such event, the parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

12.10      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

12.11      Alternative Dispute Resolution.  The Parties recognize that bona fide disputes may arise which relate to the Parties’ rights and obligations under this Agreement.  In attempting to resolve any such disputes, the matter shall first be elevated through each Party’s respective senior management representatives (in the case of Baxter, to the President of Bioscience, in the case of Momenta to its President) for resolution.  If the matter remains unresolved [**] after referral to such senior management representatives the matter shall be resolved by binding dispute resolution proceedings in accordance with the procedure set forth in Exhibit 12.11.  Notwithstanding the foregoing, if the Parties are attempting to resolve a dispute that arises under Section 2.4(d), and the matter remains unresolved [**] after referral to such senior management representatives the third sentence of this Section 12.11 shall not apply but rather, Baxter shall be permitted to make the final decision with respect to the Clinical Development strategy.

12.12      HSR Act.  The Parties shall use commercially reasonable efforts to promptly obtain any clearance required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. § 18a) (the “HSR Act”) for the consummation of this Agreement and the transactions contemplated hereby. Each Party shall furnish to the other Party reasonably necessary information and reasonable assistance as the other Party may request in connection with its compliance with the HSR Act, and any inquiries or requests for additional information in connection therewith.  Baxter shall pay all costs and expenses related to any filing pursuant to the HSR Act.  Baxter shall provide Momenta notice of achievement of the HSR clearance at such time (such date, the “HSR Clearance Date”) or promptly thereafter as practical. Other than the provisions of Article 11 and this Section 12.12, the rights and obligations of the Parties under this Agreement shall not become effective until the HSR Clearance Date, at which time it shall be immediately effective.  In the event that the HSR Clearance Date has not been granted within one hundred twenty (120) days after the Execution Date, either Party may terminate this Agreement by written notice to the other Party.  For the sake of clarity, none of the provisions of this Agreement, including without limitation Section 10.6, shall remain in effect after such termination.

[Signature Page Follows]

[Signature Page to Development, License and Option Agreement]

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the date first above written.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig Wheeler
Name:	Craig Wheeler
Title:	President and CEO

BAXTER INTERNATIONAL INC.

By:	/s/ Ludwig N. Hantson
Name:	Ludwig N. Hantson
Title:	CVP/President BioScience

BAXTER HEALTHCARE CORPORATION

By:	/s/ Ludwig N. Hantson
Name:	Ludwig N. Hantson
Title:	CVP/President BioScience

BAXTER HEALTHCARE SA

By:	/s/ Kevin Holland
Name:	Kevin Holland
Title:	GM Emerging Markets

By:	/s Sarah Byrne-Quinn
Name:	Sarah Byrne-Quinn
Title:	VP Business Development & Strategy

Exhibit 1.89
Technical De-Risking Criteria

1.                                      Developed, scalable and transferrable upstream process including:

a.                                      Achievement of sufficient, and mutually agreed to by the JSC, [**];

b.                                      Demonstrated scalability from Benchtop ([**]) to Pilot Scale ([**]) and from Pilot Scale to Clinical Scale ([**]) with product specifications kept within the [**] process);

c.                                       Confirmation of post-production cell line stability (cell culture productivity and genetic stability); and

d.                                      [**] or [**] production medium.

Note: If the process utilizes a complex media (i.e. inclusion of cell culture media components like [**] (the “additive”)), reproducibility of the upstream process needs to be shown for [**] lots of any “additive” used

2.                                      Developed, scalable and transferrable downstream process including:

a.                                      Defined product specifications [**]

b.                                      Defined impurity profile [**]

3.                                      Acceptable protein purification [**] yield as determined by the JSC.

4.                                      [**] plan for the Product, consistent with a biosimilar or interchangeable biologic development program, including, but not limited to, its development, manufacture, administration and use.

The [**] will have been determined to have been achieved upon the earlier of: (A) objective achievement the [**]; (B) JSC determination that the [**] for a Product has been achieved [**]; or (C) if [**] elects, [**], that it will proceed with the next stage [**] of Development of the Product.

For purposes of this Exhibit 1.89, the term “[**]” shall mean the sum of [**].

Exhibit 1.90
Technology Transfer

Operational Responsibility Matrix

	Responsibility			Cost
	MNTA	Baxter	CMO	MNTA	Baxter
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]
[**]	[**]	[**]	[**]		[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]	[**]	[**]	[**]		[**]
[**]
[**]
[**]
[**]
[**]	[**]	[**]		[**]	[**]
[**]
[**]	[**]	[**]			[**]
[**]
[**]
[**]
[**]
[**]
[**]

	Responsibility			Cost
	MNTA	Baxter	CMO	MNTA	Baxter
[**]
[**]
[**]
[**]
[**]
[**]
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[**]
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[**]	[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]

Exhibit 4.7
Examples of the Operation of the Royalty, Milestone and Profit Share Provisions

Key Assumptions

1)                                     For illustration purposes the following scenarios of Launch, competition and sales are assumed per quarter, after Launch for one product:

a.                                      Regulatory Approval Status: [**]

b.                                      Net quarterly sales:  [**]

c.                                       Number of Competitors  [**]

Momenta Royalty Calculation

2)                                     Royalty payment calculation [**]:

a.                                      Payments are calculated at the end of each quarter, beginning with the quarter in which Product is Launched

b.                                      The table below summarizes the royalties under various conditions to be used in calculations:

[**]
Condition	[**] Competitors	Competitors	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

c.                                       In this example, in the quarter when $[**] threshold is reached the following:

		Net		Royalty	Royalty		Royalty Payment to Momenta ($M)
		Quarter	Cum.	Rate	Rate (End		[**]	Profit Share Scenario
		Sales	Sales	(Start of	of		[**]	[**]	[**]	[**]
	Territory	($M)	($M)	Quarter)	Quarter)	Calculation	[**]	Election	Election	Election
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]	[**]				[**]	$ [**]	$ [**]	$ [**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]	[**]				[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
						[**]		[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
						[**]		[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
						[**]		[**]	[**]	[**]
	[**]	[**]	[**]				[**]	$ [**]	$ [**]	$ [**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]
								[**]	[**]	[**]
	[**]	[**]	[**]				[**]	[**]	[**]	[**]
Total		[**]	[**]				[**]	[**]	[**]	[**]

* Note: In this example, in the quarter when $[**] threshold is reached the following calculation is used in order to determine the sales levels and their respective royalties:

[**]

Exhibit 7.2
Initial Press Release

FOR IMMEDIATE RELEASE

Media Contacts
Baxter
Brian Kyhos, (847) 948-4210
Deborah Spak, (847) 948-2349

Momenta
Kari Watson,
MacDougall Biomedical Communications, (781) 235-3068

Investor Contacts
Baxter
Mary Kay Ladone, (847) 948-3371
Clare Trachtman, (847) 948-3085

Momenta
Beverly Holley, (617) 395-5189

BAXTER AND MOMENTA ANNOUNCE COLLABORATION
TO DEVELOP AND COMMERCIALIZE FOLLOW-ON BIOLOGICS

DEERFIELD, ILL., and CAMBRIDGE, Mass., December 22, 2011 - Baxter International Inc.  (NYSE:BAX) and Momenta Pharmaceuticals, Inc. (NASDAQ:MNTA) today announced that they have entered into a global collaboration to develop and commercialize follow-on biologic products, also known as biosimilars.  Biosimilars replicate existing, branded biologics used in the treatment of a variety of diseases including cancer, autoimmune disorders and other chronic conditions.  With this collaboration, Baxter will leverage its leading clinical development and biologic manufacturing expertise, global leadership in sterile injectables and global commercial capabilities, while Momenta will provide its expertise in high-resolution analytics, characterization, and product and process development.

Under the terms of the agreement, Baxter will make an upfront cash payment of $33 million to Momenta related to the collaboration for up to six follow-on biologic compounds.  Baxter may make additional payments over the next several years for the development of the compounds, contingent upon the achievement of technical, development and regulatory milestones with respect to all six products.

“Baxter is an established leader in biologic treatments for a variety of diseases.  As biologics have become an increasingly important part of patient care, the collaboration with Momenta allows us to tap both companies’ expertise to expand access to these important therapies,” said Ludwig Hantson, President of Baxter’s BioScience business.  “The collaboration complements Baxter’s early-stage pipeline and allows the company to expand its leadership in biologics at a time when the global regulatory pathway for approval is becoming more clear.”

“Momenta and Baxter share a common goal in this collaboration -to create interchangeable biologic products by taking advantage of Momenta’s innovative physicochemical and biologic characterization capabilities, coupled with a quality-by-design approach to process development,” commented Craig Wheeler, President and CEO of Momenta.  “We are thrilled to have Baxter as a partner.  Baxter’s global footprint and extensive development, manufacturing and commercial expertise are exactly what we need to succeed in building a leading follow-on biologics business.”

Baxter and Momenta expect to close the transaction in the first quarter of 2012, subject to customary closing conditions including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

2

About Baxter International Inc.

Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, cancer, infectious diseases, kidney disease, trauma and other chronic and acute medical conditions.  As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex drugs.  Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.  Momenta was founded in 2001 and is headquartered in Cambridge, Mass.  This release includes forward-looking statements concerning a collaboration agreement between Baxter International Inc. and Momenta Pharmaceuticals, Inc., including expectations with respect to the closing of the transaction and milestone payments.  The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: satisfaction of closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; satisfaction of regulatory and other requirements; actions of regulatory bodies and other governmental authorities; changes in laws and regulations; product quality or patient safety issues; and other risks identified in each of the company’s most recent filings on Form 10-K and

3

other SEC filings.  Neither Baxter nor Momenta undertakes to update its forward-looking statements.

###

4

Exhibit 12.11
Alternative Dispute Resolution

(a)                                 The Parties shall attempt to resolve any and all disputes, claims or controversies arising out of or relating to this Agreement promptly by negotiation between executives pursuant to Section 12.11 of the Agreement who have authority to settle the controversy.  If such disputes, claims or controversies are not resolved through such negotiation, then they shall be submitted for final and binding arbitration pursuant to the arbitration clause set forth below.  Either Party may initiate arbitration with respect to the matters submitted to negotiation by filing a written demand for arbitration at any time following the initial negotiation session.

(b)                                 To the extent not resolved by the above noted negotiation process between the executives of the Parties, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in the city of the defendant, in the language in which the contract was written.  The arbitration shall be administered by the International Institute for Conflict Prevention & Resolution (CPR) pursuant to its Arbitration Rules and Procedures.  References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto.  The arbitration shall be before [**] arbitrators.  Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules.  The [**] Party-appointed arbitrators will select the [**], who will serve as the panel’s chair or president. All [**] arbitrators shall have experience in licensing and development of biologic products.  This arbitration provision, and the arbitration itself, shall be governed by the laws of the state of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(c)                                  Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense or in support of its position.  At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate.  It is contemplated that depositions will be appropriate in disputes involving an allegation of breach of contract, termination rights, or a claim for damages.  Depositions shall be limited to a maximum of [**] per Party and shall be held within [**] of the grant of a request.  Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Absent a showing of good cause, each deposition shall be limited to a maximum of [**] duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. Absent a showing of good cause, all discovery shall be completed within [**] following the appointment of the arbitrators.  The Arbitrators shall exercise judgment to assure that the scope of discovery is appropriately proportionate to the magnitude of the dispute and its relevance to resolution of the dispute.  For example, in resolving a JSC deadlock that does not involve a claim for damages or breach of contract, discovery may not require five (5) depositions or significant document disclosure and the briefing of the proposed Positions (as defined below in paragraph (d)) along with factual and expert support may be sufficient.

(d)                                 Within [**] days of the later of (i) [**] or (ii) [**], the Parties shall exchange their final arguments as to the matter(s) under dispute (“Position”) together with a brief or other written memorandum supporting the merits of their Position.  With respect to disputes involving a failure of the JSC to reach consensus under Section 2.4(e) that are not expressly assigned to a Party under the Agreement and have not been resolved under Section 2.11, the arbitration panel shall select the Position which most closely reflects a commercially reasonable interpretation of the terms of the Agreement as the binding Position to be executed by the Parties. In making their selection the arbitrators shall not modify the terms or conditions of either Party’s final Position nor shall the arbitrators combine provisions from both final Positions. With respect to all other disputes, the arbitrators shall have the authority to award damages or issue a determination resolving the dispute not limited to the specific positions requested by each Party.  In making their decision, the arbitrators shall consider the terms and conditions of the Agreement, the relative merits of the final Proposals, and the written and oral arguments of the Parties. In the event the arbitrators seek the guidance of the law of any jurisdiction; the law of the State of Delaware, with the exception of its choice of law provisions, shall govern.

(e)                                  The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort.  The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute.  Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits.  The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement.  The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties.  Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.  The cost of the arbitration, including the fees of the arbitrators, shall be borne [**].

(f)                                   If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of [**] Dollars (USD$[**]), then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of [**] Dollars (USD$[**]), such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(g)                                  Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.